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Exhibit 99(a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
 MDI Entertainment, Inc.
at
 $1.60 Net Per Share
by
 Blue Suede Acquisition Corp.,
a wholly owned subsidiary of
 Scientific Games International, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER, 27, 2002, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF TUESDAY, NOVEMBER 19, 2002, (THE "MERGER AGREEMENT"), BY AND AMONG SCIENTIFIC GAMES INTERNATIONAL, INC., BLUE SUEDE ACQUISITION CORP. AND MDI ENTERTAINMENT, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PARENT OR THE PURCHASER, IF ANY, AND CERTAIN SHARES TO BE ACQUIRED PURSUANT TO A SEPARATE STOCK PURCHASE AGREEMENT DESCRIBED HEREIN, REPRESENTS AT LEAST SEVENTY-FIVE PERCENT (75%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (AS DEFINED HEREIN) ON THE DATE OF PURCHASE.

IMPORTANT

        Any stockholder who desires to tender all or any portion of such stockholder's shares should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein), and either deliver the certificates for such shares to the Depositary or tender such shares pursuant to the procedures for book-entry transfer set forth in Section 3 "Procedure for Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person to tender such stockholder's shares.

        Any stockholder who desires to tender shares and whose certificates representing such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in Section 3 "Procedure for Tendering Shares."

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the "Information Agent") at its location and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Any stockholder also may contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer to Purchase.

The Information Agent for the Offer is:

November 26, 2002

SCHEDULE I    Directors and Executive Officers of Scientific Games Corporation, Scientific Games International, Inc. and Blue Suede Acquisition, Corp.

SCHEDULE II    Section 262 of the Delaware General Corporation Code

SUMMARY TERM SHEET

        Blue Suede Acquisition Corp. is offering to purchase all of the outstanding shares of common stock of MDI Entertainment, Inc. for $1.60 per share in cash. The following are some of the questions you, as a stockholder of MDI, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares?

        Our name is Blue Suede Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the common stock of MDI Entertainment, Inc. We are a wholly owned subsidiary of Scientific Games International, Inc., a Delaware corporation. Scientific Games International, Inc. is an indirect wholly owned subsidiary of Scientific Games Corporation, a publicly traded Delaware corporation. See "Introduction" to this Offer to Purchase and Section 9 "Certain Information Concerning Parent and the Purchaser."

What are the classes and amounts of securities being sought in the offer?

        We are seeking to purchase all of the outstanding shares of common stock of MDI Entertainment, Inc. See "Introduction" to this Offer to Purchase and Section 1 "Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $1.60 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Scientific Games International, Inc., our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and will provide us with additional funding for the merger, which is expected to follow the successful completion of the offer. Scientific Games International, Inc. will use generally available corporate funds for this purpose. The offer is not conditioned upon any financing arrangements. See Section 10 "Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the offer?

        We do not think that our financial condition is relevant to your decision to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding shares solely for cash;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

See Section 10 "Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

        You will have at least until 12:00 midnight, New York City time, on Friday, December 27, 2002, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 "Terms of the Offer" and Section 3 "Procedure for Tendering Shares."

Can the offer be extended and under what circumstances?

        The offer may be extended for varying lengths of time depending on the circumstances. Specifically, we have agreed in the merger agreement that:

  •
  We may, at our discretion, extend the expiration date of the offer if any of the conditions to our obligation to accept for payment and pay for shares tendered into the offer have not been satisfied or waived by us.

  •
  We may, at our discretion, elect under Rule 14d-11 of the Securities Exchange Act of 1934 to provide a subsequent offering period of three to 20 business days, beginning after we have purchased shares during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration.

  •
  We may extend the expiration date of the offer upon an increase in the offer price for the shares as provided under federal securities laws.

  •
  We may extend the expiration date of the offer after the conditions to our obligation to accept for payment shares tendered in the offer for up to ten days if less than 90% of the shares have been tendered.

See Section 1 "Terms of the Offer."

How will I be notified if the offer is extended?

        If we extend the offer, we will inform LaSalle Bank National Association, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. See Section 1 "Terms of the Offer."

What are the most significant conditions to the offer?

  •
  We are not obligated to purchase any shares which are validly tendered unless that number of shares is validly tendered which, when added to the shares then owned by us or Scientific Games and the shares to be acquired pursuant to a separate Stock Purchase Agreement with Steven M. Saferin, MDI Entertainment, Inc.'s chief exective officer and a director, who beneficially owns approximately 32% of the outstanding shares, represents at least 75% of the shares of MDI Entertainment, Inc. outstanding on a fully diluted basis (but not giving effect to outstanding options to purchase shares with a per share exercise price equal to or greater than $1.60). We call this condition the "Minimum Condition."

  •
  We are not obligated to purchase any shares that are validly tendered if, among other things, there is a material adverse change in MDI Entertainment, Inc. or its business.

  •
  We are not obligated to purchase shares which are validly tendered if the board of directors of MDI Entertainment, Inc. has withdrawn its recommendation of the offer and merger.

        The offer is subject to a number of other important conditions. We can waive some of the conditions to the offer without MDI Entertainment, Inc.'s consent. See Section 14 "Certain Conditions of the Offer."

How do I tender my shares?

        To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal, to LaSalle Bank National Association, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three trading day period or else your shares will not be validly tendered. See Section 3 "Procedure for Tendering Shares."

Until what time can I withdraw previously tendered shares?

        You can withdraw shares at any time until the offer has expired. In addition, if we have not agreed to accept your shares for payment by January 24, 2003, you can withdraw them at any time after such time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period. See Section 1 "Terms of the Offer" and Section 4 "Withdrawal Rights."

How do I withdraw previously tendered shares?

        To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary, La Salle Bank National Association while you still have the right to withdraw the shares. See Section 4 "Withdrawal Rights."

What does the board of directors of MDI Entertainment, Inc. think of the offer?

        We are making the offer pursuant to the merger agreement with MDI Entertainment, Inc., which has been approved by the board of directors of MDI Entertainment, Inc. The board of directors of MDI Entertainment, Inc. unanimously approved the merger agreement, our tender offer and the proposed merger of us with and into MDI Entertainment, Inc. The board of directors of MDI Entertainment, Inc. also has unanimously determined that the merger agreement, the tender offer and the proposed merger are in the best interests of stockholders and has recommended that stockholders tender their shares. See "Introduction" to this Offer to Purchase and Section 11 "Background of the Offer."

Have any MDI Entertainment, Inc. stockholders agreed to sell or tender their shares?

        Yes. Steven M. Saferin, MDI Entertainment, Inc.'s chief executive officer and a director, who beneficially owns approximately 32% of MDI Entertainment, Inc.'s outstanding shares, has agreed to sell his shares at a price of $1.40 per share pursuant to a separate Stock Purchase Agreement with us. See "Introduction" to this Offer to Purchase and Section 13 "The Merger Agreement and Other Agreements." While they are not contractually bound to do so, we believe that the officers and directors of MDI Entertainment, Inc. also will tender Shares owned by them based on statements in MDI's Schedule 14d-9.

If a majority of the shares are tendered and accepted for payment, will MDI Entertainment, Inc. continue as a public company?

        Ultimately, no. If the merger takes place, MDI Entertainment, Inc. no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that MDI Entertainment, Inc. common stock will no longer be eligible for quotation on the Over the Counter Bulletin Board, there may not be a public trading market for MDI Entertainment, Inc. stock, and MDI Entertainment, Inc. may be able to cease making filings with the SEC or may not be required to comply with SEC rules relating to publicly held companies. See Section 7 "Effect of the Offer on the Market for Shares; Exchange Act Registration; Margin Regulations."

Will the tender offer be followed by a merger if all the MDI Entertainment, Inc. shares are not tendered in the offer?

        If we accept for payment and pay for shares of MDI Entertainment, Inc., we will be obliged to complete the merger, subject to MDI stockholder approval and the other terms of the merger agreement. Even if we have accepted for payment all shares tendered to us, we will not be obligated to complete the merger under certain circumstances. If we acquire at least a majority of the outstanding shares of MDI Entertainment, Inc., we will be able to complete the merger without the vote of other stockholders. If that merger takes place, Scientific Games will own all of the shares of MDI Entertainment, Inc. and all remaining stockholders of MDI Entertainment, Inc. whose shares have not been previously purchased (other than us) will receive $1.60 per share in cash (or any other higher price per share which may have been paid in the offer). Subject to rights of those stockholders who may perfect their dissenters' rights in the Merger. See "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

        If the merger described above takes place, stockholders not tendering their shares in the offer will receive the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares and that, in connection with the merger, you may have dissenters' rights under Delaware corporate law. However, if we decide to purchase the shares tendered, even though they represent less than a majority of the Shares outstanding and therefore the merger is not assured, the number of stockholders and number of shares of MDI Entertainment, Inc. which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for the MDI Entertainment, Inc. common stock. Also, as described above, MDI Entertainment, Inc. may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See "Introduction" to this Offer to Purchase and Section 7 "Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations."

Will I have Appraisal Rights?

        No appraisal rights are available in connection with the offer. However, if the merger is consummated, holders of shares that were not accepted for payment and paid for by us in the offer will have certain rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law, or "DGCL," to dissent and demand appraisal of their shares. Under Section 262 of the DGCL, dissenting shareholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the shares could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the merger. See

Section 12 of this Offer to Purchase for a more detailed discussion of Section 262 of the DGCL and Schedule II of this Offer to Purchase for a complete copy of Section 262 of the DGCL.

What is the market value of my shares as of a recent date?

        On November 18, 2002, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of MDI Entertainment, Inc. common stock reported on the Over the Counter Bulletin Board was $1.10 per share. On November 25, 2002, the last full day prior to commencement of the offer, the last reported sales price of the shares of the Company on the Over the Counter Bulletin Board was $1.54 per share of common stock. We advise you to obtain a recent quotation for shares of MDI Entertainment, Inc. common stock in deciding whether to tender your shares. See Section 6 "Price Range of the Shares; Dividends on the Shares."

Who can I talk to if I have questions about the tender offer?

        You may call Innisfree at (888) 750-5834 (toll free). Innisfree is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of
MDI Entertainment, Inc.:

INTRODUCTION

        Blue Suede Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned indirect subsidiary of Scientific Games International, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all issued and outstanding shares of common stock (the "Common Stock"), $0.001 par value (the "Shares"), of MDI Entertainment, Inc., a Delaware corporation (the "Company"), at a price of $1.60 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Innisfree M&A Incorporated, which is acting as the Information Agent (the "Information Agent"), and LaSalle Bank National Association, which is acting as the Depositary (the "Depositary"). See Section 16 "Fees and Expenses".

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which when added to the Shares then beneficially owned by the Parent or the Purchaser and the Shares to be acquired pursuant to a separate Stock Purchase Agreement with Steven M. Saferin, MDI Entertainment, Inc.'s chief executive officer and a director, who beneficially owns approximately 32% of the outstanding Shares, represents at least 75% of the Shares outstanding on a fully diluted basis (as defined) on the date of purchase (the "Minimum Condition"). See Section 14 "Certain Conditions of the Offer."

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated November 19, 2002 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of the Parent (the "Merger"). The Company, as the surviving corporation of the Merger, is sometimes herein referred to as the Surviving Corporation. At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent, the Purchaser, the Company, or any wholly-owned subsidiary of Parent or the Company) will be converted into the right to receive $1.60 per Share, net to the seller in cash, or any higher price per Share paid in the Offer (such price, being referred to herein as the "Offer Price"), without interest. The Merger Agreement is more fully described in Section 13 "The Merger Agreement and Other Agreements."

        As used in this Offer to Purchase, fully diluted basis refers to the number of Shares issued and outstanding at any time after taking into account all Shares issuable upon the conversion of convertible securities or upon the exercise of any options, warrants or rights to purchase shares of Common Stock of the Company (for which the applicable per share exercise price is less than the Offer Price). The Company has informed the Purchaser that, as of November 19, 2002, there were 11,814,329 Shares issued and outstanding, and as of November 19, 2002, there were outstanding options to purchase an aggregate of 1,165,833 Shares under the Company's stock plans, and outstanding warrants to purchase 2,408,656 Shares, of which 2,790,728 options and warrants had a per share exercise price of less than $1.60. Based on the foregoing, and assuming that no Shares were issued after November 19, 2002, the Minimum Condition will be satisfied if at least 10,953,792 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. If the Minimum Condition is satisfied and the Purchaser accepts for payment the Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's board of directors and to effect the merger without the affirmative vote of any other stockholder of the Company. See Section 12 "Purpose of the Offer; Plans for the Company." Steven M. Saferin, the Company's Chief Executive Officer and a director, who in the aggregate holds dispositive power with respect to 3,695,169 Shares and holds currently exercisable options to purchase 250,000 Shares, immediately following the execution and delivery of the Merger Agreement entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated November 19, 2002, with Parent and the Purchaser. Pursuant to the Stock Purchase Agreement, Mr. Saferin has agreed, among other things, to sell the Shares held by him at a price of $1.40 per share. See Section 13 "The Merger Agreement and Other Agreements."

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (1) DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER.

        Peter J. Solomon and Company Limited, the Company's financial advisor ("PJSC"), has delivered to the Company's board of directors its written opinion, dated November 19, 2002, to the effect that, as of such date, the consideration to be received by the stockholders pursuant to the Offer and under the terms of the Merger Agreement, is fair from a financial point of view to such holders (other than Parent and its affiliates). The full text of PJSCs opinion is set forth as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders of the Company with this Offer to Purchase. Stockholders are urged to read the Schedule 14D-9 and such opinion carefully in their entirety.

        Consummation of the Merger is subject to a number of conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares, if required by applicable law in order to consummate the Merger. See Section 15 "Certain Legal Matters." If the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser would be able to consummate the Merger without a vote of the stockholders. In such event, Parent, the Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the stockholders in accordance with Section 253 of the Delaware General Corporation Law (the "DGCL").

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

Section 1.    Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on December, 27, 2002, unless and until, in accordance with the terms of the Merger Agreement, the Purchaser extends the period of time for which the Offer is open, in which event the term Expiration Date means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, and the other conditions set forth in Section 14 "Certain Conditions of the Offer." If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right, subject to the terms of the Merger Agreement, to (1) decline to purchase any of the Shares tendered and terminate the Offer, (2) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and its staff applicable to the Offer, purchase all Shares validly tendered, (3) extend the Offer and, subject to the right of stockholders to withdraw Shares, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended, or (4) amend the Offer.

        Subject to the terms of the Merger Agreement, the Purchaser may (1) extend the Offer and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (2) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

        UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        The Merger Agreement provides that, except as described below, the Purchaser will not (1) decrease the Offer Price or change the form of consideration payable in the Offer, (2) decrease the number of Shares sought to be purchased in the Offer, (3) impose additional conditions to the Offer, or (4) amend any condition of the Offer described in Section 14 "Certain Conditions of the Offer" in any manner adverse to the holders of the Shares without the prior written consent of the Company, provided, however, that (A) if on the Expiration Date, all Offer Conditions required by the Merger Agreement will not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Offer for such period as the Purchaser may determine, (B) the Purchaser may, in its sole discretion, provide a Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act, and (C) if on the then scheduled Expiration Date, there have not been tendered at least 90% of the outstanding Shares, Purchaser may, in its sole discretion and notwithstanding the prior satisfaction of the Offer Conditions, extend the Offer on one or more occasions for an aggregate period of not more than 10 business days; provided, that during such extension or extensions pursuant to this clause (C), Purchaser will waive the Offer Conditions other than the Minimum Condition and other than the conditions set forth in paragraphs (D)(i) or (D)(ii) of Section 14 "Certain Conditions of the Offer" to this Offer to Purchase. In addition, Purchaser may increase the Offer Price and extend the

Offer to the extent required by any rule, regulation, interpretation or position of the SEC or the staff thereof or any period required by applicable law, in each case in its sole discretion and without the Company's consent.

        A Subsequent Offering Period would be an additional period of time from three to twenty business days in length, following the expiration of the Offer, during which stockholders may tender Shares for the Offer Price. Rule 14d-11 provides that the Purchaser may include a Subsequent Offering Period so long as, among other things, (1) the Offer remained open for a minimum of 20 business days and has expired, (2) all conditions to the Offer are deemed satisfied or waived by the Purchaser on or before the Expiration Date, (3) the Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (4) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (5) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

        In a public release, the SEC has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). The SEC, however, has recently stated that such advance notice may not be required under certain circumstances. In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC. The Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights would apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights would apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. In addition, the Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company's consent. Purchaser also may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

        If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4 "Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

        If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled expiration date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

        PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS WOULD APPLY DURING ANY SUBSEQUENT OFFERING PERIOD. FURTHERMORE, THE SAME CONSIDERATION, THAT IS, THE OFFER PRICE, WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

        The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

Section 2.    Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 "Withdrawal Rights." Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay acceptance for payment for Shares in order to comply with any applicable law. See Section 15 "Certain Legal Matters."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (2) certificates evidencing Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 "Procedure for Tendering Shares," (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (3) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Section 1 "Terms of the Offer" and Section 14 "Certain Conditions of the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4 "Withdrawal Rights."

        If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 "Procedure for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

        The Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 3.    Procedure for Tendering Shares.

        Valid Tender.    For a stockholder to validly tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date (unless such tender is made during a Subsequent Offering Period, if one is provided) and either certificates for tendered Shares must be received by the Depositary at its address or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (2) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures set forth below.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedures described below.

        The term Agent's Message means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures except that the required documents and certificates must be received during the Subsequent Offering Period.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled Special Delivery Instructions or the box entitled Special Payment Instructions on the Letter of Transmittal, or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificate surrendered, then the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificate, with the signature(s) on the certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholders tender may be effected if all the following conditions are met:

          (1)  such tender is made by or through an Eligible Institution;

          (2)  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (3)  the Share Certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the Over the Counter Bulletin Board is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

        Other Requirements.    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates (or a timely Book-Entry Confirmation), (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        Appointment.    By executing the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of specific Shares will be deemed to have been validly made until all defects or irregularities relating to such specific Shares have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents) will be final and binding.

        Backup Withholding.    Under the backup withholding provisions of United States federal income tax law, unless a tendering holder of Shares, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding at a rate of 30% of the gross proceeds. To prevent backup withholding, each Payee should provide the Depository with such holder's correct taxpayer identification number ("TIN") and certify that such holder is not subject to backup withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. Certain holders (including, among others, corporations and certain foreign individuals and entities) generally are not subject to backup withholding. Certain foreign holders should complete and sign a Form W-8BEN (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

Section 4.    Withdrawal Rights.

        Except as provided below with respect to a Subsequent Offering Period, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 24, 2003.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 "Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 "Procedure for Tendering Shares" any time prior to the Expiration Date.

        No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. See Section 1 "Terms of the Offer."

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 5.    Certain United States Federal Income Tax Consequences.

        The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger to holders of Shares whose Shares are, respectively, sold pursuant to the Offer or converted into the right to receive cash in the Merger. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as capital assets within the meaning of section 1221 of the Code, and may not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, and broker-dealers, or persons who hold their Shares as a part of a straddle, hedge, conversion, or other integrated investment. The tax consequences of the Offer and the Merger to holders who hold their shares through a partnership or other pass-through entity generally will depend upon such holders' status for United States federal income tax purposes. This discussion does not address the United States federal income tax consequences to a holder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income tax or other tax laws.

        EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN LIGHT OF SUCH HOLDER'S SPECIFIC TAX SITUATION.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. The claim of a deduction in respect of a capital loss is subject to limitations.

        A stockholder who perfects his, her or its appraisal rights, if any, under the Delaware General Corporation Law and who receives cash pursuant to such appraisal rights process will recognize gain or loss (in an amount equal to the difference, if any, between the amount realized (the fair value of the Shares as determined under the appraisal rights process) and such stockholder's adjusted tax basis of such Shares. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) disposed of pursuant to the appaisal rights process. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. The claim of a deduction in respect of a capital loss is subject to limitations. Any interest received pursuant to the appraisal rights process will constitute ordinary income.

Section 6.    Price Range of the Shares; Dividends on the Shares.

        The Shares commenced trading on the Over the Counter Bulletin Board on August 8, 1997 under the symbol "MDIH" and commenced trading on the Nasdaq SmallCap Market on July 18, 2000 under the symbol "LTRY." Since August 22, 2001, the Shares have traded on the Over the Counter Bulletin Board under the symbol "LTRY:OB." The following table sets forth, for each of the periods indicated, the high and low reported sale price per Share on the applicable market based on published financial sources.

	High	Low
Fiscal 2000
Quarter Ended March 31, 2000	$14.875	$1.375
Quarter Ended June 30, 2000	$10.062	$3.813
Quarter Ended September 30, 2000	$6.750	$2.031
Quarter Ended December 31, 2000	$3.688	$0.781
Fiscal 2001
Quarter Ended March 31, 2001	$2.44	$1.00
Quarter Ended June 30, 2001	$2.60	$1.65
Quarter Ended September 30, 2001	$1.87	$1.00
Quarter Ended December 31, 2001	$1.70	$1.05
Fiscal 2002
Quarter Ended March 31, 2002	$3.43	$1.35
Quarter Ended June 30, 2002	$2.30	$1.30
Quarter Ended September 30, 2002	$1.44	$0.81
Fourth Quarter (through November 21, 2002)	$1.55	$0.90

        On Monday, November 18, 2002, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sale price of the Shares on the Over the Counter Bulletin Board was $1.10 per Share. On November 25, 2002, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the Over the Counter Bulletin Board was $1.54 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        The Company has not declared or paid any cash dividends on its common stock since it became a public company. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. Specifically, the Merger Agreement provides that neither the Company nor any of its Subsidiaries will (1) issue, sell, pledge, dispose of or encumber, or authorize the issuance or sale, pledge, disposal of or encumberance of, any shares of its capital stock or any other securities, or issue or sell, or authorize the issuance or sale of, any securities convertible into, or options, warrants, convertible securities or other rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, other than (A) the issuance of Shares upon the exercise of options outstanding as of November 19, 2002, in accordance with their present terms, (B) the issuance of Shares upon the conversion of other derivative securities outstanding on June 30, 2002, or (C) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary's parent, the Company or another wholly-owned Subsidiary of the Company; and (2) declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than dividends payable by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company.

Section 7.    Effect of the Offer on the Market for the Shares; Exchange Act Registration; Margin Regulations.

        Market for the Shares.    The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange and are not held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders, meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of affiliates of the Company and persons holding restricted securities of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

        Margin Regulations.    The Shares are not presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System.

Section 8.    Certain Information Concerning the Company.

        The Company is a Delaware corporation with its principal executive office at 201 Ann Street, Hartford, Connecticut 06103. The telephone number of the Company at such office is (860) 527-5359. The Company specializes in creating, marketing and implementing entertainment-based promotions to North American lotteries. The Company's principal business has been the scratch-off ticket segment of the government lottery industry, although it has run on-line entertainment-based promotions with lotto and daily numbers type games featuring its licensed Harley-Davidson® logo. The Company's lottery promotions feature well-known brand names and entertainment properties licensed to the Company the use of which are designed to attract new lottery players while providing a new experience for existing lottery players. The Company's current promotions feature a wide variety of such brand names and entertainment properties. The Company offers a full range of services, including ticket and point of sale design, prize structure development, promotional event planning, market research, fulfillment services, customer service support and second chance drawing assistance.

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SECs customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System.

        The information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

Section 9.    Certain Information Concerning Parent and the Purchaser.

        Parent and Purchaser.    Parent is a Delaware corporation and is a wholly owned subsidiary of Scientific Games Corporation, a Delaware corporation ("Scientific Games"). Scientific Games is a leading worldwide provider of services, systems and products to both the instant ticket lottery industry and the pari-mutuel wagering industry based on revenues. Scientific Games believes that it offers its customers the widest array of some of the most technologically advanced products and services in each of these industries. Scientific Games also believes that it is the world's only fully integrated lottery service provider, offering lottery authorities on-line lottery systems, instant tickets and related facilities management, or cooperative services programs, which effectively enable such authorities to outsource all of their instant ticket lottery operations to Scientific Games. Scientific Games currently commands an approximate 65% share of the market for instant lottery tickets in the United States, as measured by retail sales. In addition, Scientific Games currently operates on-line lottery systems for seven of the 40 on-line lottery authorities in the United States. Scientific Games believes it is also the second largest provider of lottery systems in Europe. Scientific Games is also a leading worldwide provider of computerized wagering systems to the pari-mutuel wagering industry. In addition, Scientific Games is a leading provider of ancillary pari-mutuel services, such as race simulcasting and telecommunications services. Scientific Games provides its systems and services to thoroughbred, harness and greyhound racetracks, off-track betting facilities, casinos, jai alai frontons and other establishments where pari-mutuel wagering is permitted. In 2000, its systems processed approximately 65% of the estimated $20 billion in pari-mutuel wagering conducted in North America. Parent and Scientific Games are each incorporated under the laws of the State of Delaware in the United States. The executive offices of Scientific Games are located at 750 Lexington Avenue, New York, New York 10022, and its telephone number at that address is (212) 754-2233. The executive offices of Parent are located at located at 1500 Bluegrass Lakes Parkway, Alpharetta, Georgia 30004 and its telephone number at that address is 770-664-3700.

        The Purchaser is a Delaware corporation which was formed at the direction of Parent for the purpose of effecting the Offer and the Merger. Parent owns all of the outstanding capital stock of the Purchaser. It is anticipated that, prior to the consummation of the Offer, the Purchaser will not have any significant assets or liabilities or engage in any activities other than those incident to the Offer and the Merger. The Purchaser's principal executive offices are located at Scientific Games International, Inc., 1500 Bluegrass Lakes Parkway, Alpharetta, Georgia 30004 and its telephone number at that address is 770-664-3700.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Parent and Scientific Games are set forth in Schedule I hereto.

        Parent currently directly owns 708,333 Shares constituting approximately 6% of the currently outstanding shares. Pursuant to the Stock Purchase Agreement, Steven M. Saferin may be deemed to beneficially own 3,695,169 Shares constituting approximately 32% of the total currently outstanding

Shares, which, together with the directly owned Shares, would represent 38% of the currently outstanding Shares. See Section 13 "The Merger Agreement and Other Agreements."

        Except as set forth elsewhere in this Offer to Purchase or Schedule I hereto: (A) neither Scientific Games, Parent, the Purchaser nor, to their knowledge, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Parent or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; and (B) neither Scientific Games, Parent, the Purchaser, nor, to their knowledge, any of the persons or entities referred to in clause (A) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days. Except as provided by the Merger Agreement or as described in this Offer to Purchase, neither Scientific Games, Parent, the Purchaser nor, to their knowledge, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase or in Item 3 of the Schedule TO (as defined below) to which this Offer to Purchase is an exhibit, none of Scientific Games, Parent, the Purchaser nor, to their best knowledge, any of the persons listed on Schedule I has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

        Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Scientific Games, Parent or any of their subsidiaries or, to their knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

        Additionally, Scientific Games is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Scientific Games' business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Scientific Games' securities, any material interests of such persons in transactions with Scientific Games and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Scientific Games's stockholders and filed with the SEC. The Schedule TO and the exhibits thereto, as well as these other reports, proxy statements and other information, may be inspected and copied at the SEC's public reference facilities in the same manner as set forth above with respect to the Company in Section 8 "Certain Information Concerning the Company."

Section 10.    Source and Amount of Funds.

        The Offer is not conditioned upon any financing arrangements. Parent and Purchaser estimate that the total amount of funds required to purchase Mr. Saferin's shares pursuant to the Stock Purchase Agreement and consummate the Offer and the Merger will be approximately $18.5 million plus any related transaction fees and expenses. The Purchaser will acquire all such funds from Parent, which currently intends to use generally available corporate funds for this purpose.

        Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, the Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

Section 11.    Background of the Offer.

        The following information was prepared by Parent, the Purchaser and the Company. Information about the Company was provided by the Company, and neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

        In the summer of 1999, William G. Malloy, who at the time was the President and Chief Executive Officer of Scientific Games Holdings Corp, and Steven M. Saferin, the Company's President and Chief Executive Officer, first exchanged telephone calls to discuss the possibility of a strategic relationship between the two companies. After examining various potential alternatives in September 1999, the Company entered into a Strategic Alliance Agreement with Scientific Games, Inc. (now known as Scientific Games International, Inc.), a wholly owned subsidiary of Scientific Games Holdings Corp., whereby Scientific Games' sales and marketing staff would market the Company's products to Scientific Games' customers in exchange for a sliding scale commission based on gross sales volume. In addition to the strategic alliance, Parent purchased $750,000 of the Company's convertible debentures which were subsequently converted into 375,000 shares of Company common stock at a price of $2.00 per common share, and also purchased 333,333 shares of Company common stock from Mr. Saferin at a price of $1.50 per share. In addition, Mr. Malloy joined the Company's Board of Directors. Scientific Games Holdings Corp. was subsequently acquired by Autotote Corporation on September 6, 2000. Subsequent to such acquisition, Autotote changed its name to Scientific Games Corporation. Upon the acquisition of Scientific Games by Autotote, Mr. Malloy became a consultant to Scientific Games pursuant to a consulting agreement which expired in September 2002. Mr. Malloy did not perform any services as a consultant for Scientific Games in connection with either the terminated transaction (described below) or the current transaction. Due to the existence of the consulting agreement, Mr. Malloy recused himself from all portions of Company Board meetings and discussions relating to proposed transactions with Scientific Games until the expiration of such consulting agreement. Accordingly, Mr. Malloy did not participate in most of the Company's Board deliberations or votes regarding the pending acquisition of the Company by Scientific Games, nor was he privy to most of the correspondence or other communications with respect to the proposed transaction until after the expiration of his consulting agreement.

        In the summer of 2001, Lorne Weil, Chairman, President and Chief Executive Officer of Scientific Games, and Steven M. Saferin, the President, Chief Executive Officer and a director of the Company, had a series of conversations and meetings to discuss potential expansion of the relationship between their respective companies, including a possible business combination between the two companies. Mr. Weil and Mr. Saferin discussed the companies' histories, relevant operational issues, stockholder bases and key employees. Mr. Weil discussed a proposal pursuant to which Scientific Games would be willing to acquire the Company's stock.

        From time to time over the next year, there were informal discussions but no agreement was ever reached as to material terms or price. In early February 2002, Mr. Weil, Mr. Saferin and certain officers and advisers of their respective companies agreed to meet to determine whether an agreement for a possible transaction could be reached.

        On February 14, 2002, the Board of Directors of Scientific Games (the "Scientific Games Board") held a regular meeting at its offices in New York and by conference telephone. At the meeting, Mr. Weil led a discussion regarding a proposed acquisition by Scientific Games of the Company. After a detailed review and discussion of the relevant issues relating to the Company, the Scientific Games Board authorized pursuit of negotiations with the Company regarding a possible merger, and/or purchase transaction, subject to final approval by the executive committee of the Scientific Games Board.

        On February 18, 2002, Mr. Weil and representatives of Scientific Games and Mr. Saferin and Kenneth Koch of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Company's legal counsel, met in New York to discuss a possible transaction between the companies. At the meeting, Mr. Weil indicated that Scientific Games had determined to enter the license themed lottery business one way or another, either by acquisition or independently. Following the meeting, and subject to, among other things, its due diligence investigation Scientific Games proposed a stock-for-stock merger, and a draft of a letter of intent relating to a proposed transaction was subsequently distributed among the parties.

        In mid-February 2002, the Company contacted Peter J. Solomon Company Limited for financial advice as to the foregoing. The Company and Peter J. Solomon later entered into a formal engagement letter on March 14, 2002 pursuant to which Peter J. Solomon was retained as the Company's financial advisor.

        On February 21, 2002, the Executive Committee of the Scientific Games Board met in New York and by conference telephone in part to discuss Scientific Games' potential acquisition of the Company. After discussion, the Scientific Games Executive Committee unanimously authorized Mr. Weil and other appropriate Scientific Games officers to proceed with negotiations for a potential acquisition of the Company in accordance with a plan to exchange Scientific Games' common stock at $2.10 per share for each publicly held Company share, and $1.60 per share for each of the Company's shares held by Mr. Saferin, plus an additional earn out amount to be negotiated with Mr. Saferin, all on further terms to be negotiated.

        On February 22, 2002, the Company Board met at the Company's offices in Fort Worth, Texas to discuss a possible transaction with Scientific Games. At the meeting, Kenneth Koch of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the Company's legal counsel, made a presentation to the Company Board regarding the directors' duties and responsibilities in considering a potential transaction with Scientific Games. Following Mr. Koch's presentation, the Company Board discussed the year-end financial statements and projections for 2002 and beyond. Marc Cooper of Peter J. Solomon made a presentation to the Company Board regarding possible transaction structures with Scientific Games. Mr. Saferin then outlined advantages and disadvantages of a transaction with Scientific Games. There was also a discussion relating to the use of contingent value rights as part of the consideration to be received in the proposed transaction.

        On February 24, 2002, the Company Board met to further discuss the possible transaction with Scientific Games. The Company Board decided to advise Scientific Games of the Company's desire to eliminate contingent value rights in the proposed transaction since they believed that investors would not be able to take advantage of them due to their complexity and expected limited liquidity. The Company Board concluded that it would ask for an increase in consideration to be paid in stock in exchange for eliminating the contingent value rights. The Company Board determined that a transaction structured as a stock-for-stock merger would be in the best interest of the stockholders and that valuation of the Company's common stock at $2.10 per share was a price the Company would seek. The Company Board preliminarily concluded in favor of the transaction with Scientific Games and decided to reconvene later in the day after determining whether Scientific Games would agree to the increase in price and the elimination of the contingent value rights. A phone call was made to Scientific Games and Scientific Games agreed to such change.

        On the evening of February 24, 2002, the Company Board met again to discuss the possible transaction with Scientific Games. The Company Board authorized the continuance of negotiations of a letter of intent in connection with the proposed transaction.

        On February 25, 2002, the Company Board met via telephone to discuss the status of the letter of intent with Scientific Games and a proposed joint press release to be issued by the Company and Scientific Games. The Company Board confirmed the preliminary decision it had made the prior day to go forward with the letter of intent. On February 25, 2002, Scientific Games and the Company entered into the letter of intent relating to the terms of the proposed merger. In accordance with the letter of intent, Scientific Games would acquire all of the issued and outstanding shares of the Company by means of a tax-free merger in which the stockholders of the Company would receive shares of Scientific Games common stock with a value of $2.10 per share of the Company's common stock. A number of shares of Scientific Games' common stock to be received by Mr. Saferin would be placed in escrow, provided that such shares would be subject to release over a four-year period based on Mr. Saferin's continuing employment and MDI achieving certain EBITDA targets pursuant to a new employment agreement. The new employment agreement was to be for four years and contemplated a salary of $200,000, representing a decrease of $200,000 from Mr. Saferin's current salary.

        On February 26, 2002, Mr. Weil and Mr. Saferin held a conference call with analysts to discuss the letter of intent between Scientific Games and the Company and the proposed merger which was the subject of a press release disseminated earlier that morning.

        On February 28, 2002, a class action suit on behalf of the Company's public stockholders was filed in the Court of Chancery of the State of Delaware against the Company, all of the members of the Company's Board and Scientific Games, to enjoin the proposed business combination transaction with Scientific Games. In the complaint, the plaintiff alleged that the consideration offered to the Company's stockholders in the proposed acquisition was unfair and inadequate, purportedly because the plaintiff believed that the intrinsic value of the Company's common stock was materially in excess of the amount offered giving consideration to the Company's growth and anticipated operating results, net asset value, and future profitability. The plaintiff requested the court to preliminarily and permanently enjoin the Company from proceeding with, consummating or closing the proposed transaction and in the event the proposed transaction was consummated, to rescind it and award rescissory damages. In addition, the plaintiff requested that the court award to the plaintiff compensatory damages.

        On February 28, 2002, the Company Board met to discuss the class action suit and resolved to retain Delaware legal counsel in connection with the litigation. Following such discussion, a representative of Peter J. Solomon discussed the various methodologies used in valuing the Company. The Company Board discussed its previous efforts to find purchasers or partners for the Company and explored the possibility of more broadly shopping the Company.

        On March 13, 2002, the Company Board met via telephone and resolved that Peter J. Solomon should seek other prospective purchasers of the Company. During the period between March 13, 2002 and April 25, 2002, Peter J. Solomon contacted a total of 23 potential purchasers, none of which made an offer to acquire the Company.

        During the period between March 15, 2002 and April 30, 2002, the parties continued their respective legal due diligence reviews, exchanged drafts of the merger agreement and engaged in discussions regarding the terms and conditions of the proposed merger.

        On April 2, 2002, the Company Board met via telephone to discuss the status of the negotiation of the merger agreement and related documents. The Company Board, with Mr. Saferin recusing himself, also discussed the reimbursement of Mr. Saferin's personal legal expenses in connection with the proposed merger. The Board determined that in order to complete the proposed transaction with Scientific Games, Mr. Saferin had agreed to take a less favorable deal than the other shareholders and enter into complex arrangements involving his continued post-acquisition employment and escrow arrangements pursuant to which a portion of the merger consideration otherwise payable to him would be at risk. Upon discussion, the Company Board resolved to reimburse Mr. Saferin for his expenses relating to the transaction upon certain conditions. Following such discussion, the Company Board was joined by a representative of Peter J. Solomon who presented a report on the status of Peter J. Solomon's activities in identifying potential purchasers and contacting such purchasers relating to an acquisition of the Company.

        On April 3, 2002, Mr. Saferin met with Mr. Weil in New York to have further discussions regarding the proposed transaction between the Company and Scientific Games.

        On April 11, 2002, representatives from Scientific Games and the Company and its financial advisor and their respective legal counsel met at the offices of Scientific Games in New York to continue to negotiate the terms of the proposed merger, including the exchange ratio, restrictions on the Company's ability to pursue alternative transactions, representations, warranties, consents, termination provisions and conditions to the closing of the merger.

        On April 17, 2002, the Company received a letter from International Capital Partners L.L.C. ("ICP"), which at the time was a principal stockholder of the Company holding approximately 1,200,000 shares of Company common stock, that it was considering a transaction in which it would acquire an additional 45% of the Company's outstanding shares for $3.10 per share in cash and the Company would continue to operate as a public company with the same management team. ICP claimed that it had obtained financing sufficient to acquire all of the shares it was proposing to acquire. Immediately following receipt of such letter by the Company, the Company's senior management held a series of conference calls with representatives of Mintz Levin and Peter J. Solomon to discuss the ICP letter.

        On April 18, 2002, Mr. Saferin and Mr. Cooper of Peter J. Solomon contacted Mack Obioha, managing director of ICP, to discuss the letter and to evaluate the seriousness of the offer. Mr. Saferin informed Mr. Obioha of the proposed timing of the execution of the agreement with Scientific Games and that once such agreement was executed, the payment of any termination or break-up fees would be required for ICP to acquire the Company. Accordingly, Mr. Saferin insisted that ICP proceed swiftly if it was serious. Mr. Saferin also requested that Mr. Obioha verify that ICP had sufficient financing to execute the purchase. Mr. Koch of Mintz Levin also contacted ICP's legal counsel regarding the same.

        On April 22, 2002, after not receiving a response from ICP, Mintz Levin sent to ICP's counsel a draft of a proposed agreement which set forth the terms and conditions of a partial tender offer by ICP.

        On April 23, 2002, the Company Board met via telephone to discuss the status of the proposed transaction with Scientific Games and the resolution of certain outstanding issues. In addition, the Company Board discussed the offer by ICP and concluded that it would continue to discuss the transaction with ICP with a view towards determining if the offer was serious, but to also require ICP to commit to financing the Company on a going-forward basis, as the Company had historically suffered from lack of working capital. Following the meeting, Mr. Koch of Mintz Levin contacted ICP's legal counsel regarding the status of ICP's offer.

        On April 25, 2002, the Scientific Games Board held a special meeting in New York and via telephone in part to discuss the proposed transaction between Scientific Games and the Company. After a summary review of the transaction by Mr. Weil, it was noted that the transaction was still only subject to a non-binding letter of intent, and had not yet reached the stage of definitive documentation, although such documentation was being negotiated and prepared.

        On April 26, 2002, Mr. Saferin met with Mr. Obioha regarding the ICP offer to ascertain its seriousness. The Company engaged a business research firm to conduct a background check on ICP, Mr. Obioha and the other principals of ICP.

        On May 7, 2002, Mr. Saferin advised Scientific Games of the ICP offer. Scientific Games viewed the price proposed by ICP as inflated and unrealistic. Accordingly, on May 8, 2002, the Company and Scientific Games mutually and amicably terminated negotiations with respect to the contemplated transaction. Following the announcement of the termination of the merger negotiations between the Company and Scientific Games, all shareholder litigation then pending with respect to a potential transaction between Scientific Games and the Company subsequently was dismissed as moot.

        The Company and Peter J. Solomon tried on numerous occasions, without success, to obtain support for ICP's statement that financing for the proposed transaction was in place. The Board also received the background check referred to above, which raised additional issues.

        On June 27, 2002, following a lack of action by ICP relating to its proposed offer, the Company and ICP mutually terminated discussions relating to ICP's preliminary proposal to acquire a majority interest in the Company based, in part, on the advice of Mr. Saferin that he would not tender in the ICP proposal and the results of the background check of ICP and Mr. Obioha. On June 28, 2002, the Company announced by press release that negotiations with ICP had been terminated. On that same date, Mr. Saferin also specifically informed Scientific Games that the proposed ICP transaction had been terminated.

        In early July, Mr. Saferin had several discussions with representatives of Scientific Games relating a potential new transaction and provided updated information as to the current status of the Company's operations.

        On July 25, 2002, the Scientific Games Board held a special meeting in New York and via telephone. Among the agenda items was an update on potential acquisition opportunities. Mr. Weil noted that a variety of acquisition opportunities existed and that MDI still remained available for purchase. Mr. Weil indicated to the Scientific Games Board that he would continue his discussions with the Company relating to a possible acquisition transaction.

        On August 13, 2002, representatives from Scientific Games and the Company and its financial advisor and their respective legal counsel met at the offices of Scientific Games in New York to recommence negotiation of the terms of a proposed acquisition of the Company by Scientific Games, including the structure of the transaction. The parties agreed to a structure in which a subsidary of Scientific Games would consummate a tender offer for the Company's Shares (other than shares held by Mr. Saferin) at an Offer Price of $1.75 per share followed by a subsidiary level merger, subject to certain conditions. In addition, it was proposed that Mr. Saferin would agree to escrow a portion of his proceeds from the tender offer ($.50 per Share) and enter into an employment agreement with Scientific Games.

        On August 20, 2002, counsel for the Company provided a draft of a revised merger agreement to Parent and its counsel. Between August 20 and September 16, 2002, representatives of Parent and the Company negotiated the terms of the proposed merger agreement, and representatives of Parent and Mr. Saferin negotiated the terms of the proposed sale of his Shares, and his employment and non-competition agreements and an escrow agreement.

        On September 17 and 18, 2002, representatives from Scientific Games and the Company and its financial advisor and their respective legal counsel met at the offices of Mintz Levin in New York to continue to negotiate the terms of the proposed merger.

        On September 18, 2002, the Scientific Games Executive Committee held a special meeting in New York and by conference telephone to discuss the proposed acquisition of the Company by Scientific Games. After a description of the proposed transaction by Mr. Weil and an update on the Company's business, the Scientific Games Executive Committee approved a transaction with the Company based on a cash price of $1.75 per share for Company shareholders other than Mr. Saferin and $1.25 for Mr. Saferin with an earnout opportunity in an amount up to the equivalent of $.50 per share. Mr. Weil was authorized to continue to negotiate with the Company to obtain the best price and transaction structure possible in light of on-going due diligence with respect to the Company's operations, margins and customer relationships.

        On September 20, 2002, the Company Board met to review the terms of the transaction. Present at the meeting were the directors, senior management of the Company, representatives of Peter J. Solomon and Kenneth Koch of Mintz Levin. At this meeting, the members of management of the Company discussed the results of the negotiations and the terms of the proposed merger, including status and timing of the transaction, pricing and valuation of the proposed merger, strategies and business opportunities with Scientific Games, and various business issues relating to the merger. Representatives of Peter J. Solomon gave a preliminary presentation as to the fairness of the transaction and a preliminary indication that it was fair.

        On September 27, 2002, Mr. Saferin's personal counsel met with representatives of Scientific Games and its outside legal counsel to negotiate the terms of the individual agreements between Mr. Saferin and Scientific Games, including his stock purchase agreement and non-competition agreement with Scientific Games. In the course of such negotiations, Scientific Games and Mr. Saferin's counsel expressed their reservations relating to the contemplated escrow of a portion of Mr. Saferin's proceeds from the sale of his shares in the tender offer. Among other things, the escrow was problematic to Scientific Games from an accounting standpoint and was problematic to Mr. Saferin from a tax standpoint. During such negotiations, the parties reached a tentative agreement to eliminate the escrow in exchange for the cancellation of Mr. Saferin's options, which would in effect lower the total purchase price that Scientific Games would have to pay in the transaction.

        Later in the day on September 27, 2002, Gray Bethea, general counsel of Parent, telephoned Mr. Saferin to discuss the transaction. During the course of such call, Mr. Saferin was informed that Scientific Games was reducing its offer to $1.50 for all of the shares of Common Stock of the Company, including Mr. Saferin's shares. Scientific Games' rationale for the reduced offer was based upon decreased Company operating income, pressure on the Company's margins and concerns about the Company's "merchandise model" for lotteries. Following discussion, Mr. Saferin offered to individually accept a lower price for his shares. An Offer Price of $1.60 for the Company's public stockholders and a purchase price of $1.40 for Mr. Saferin's shares and his in-the money-options with no escrow was suggested.

        On September 28, 2002, the Company Board met to review the new terms of the transaction. Present at the meeting were the directors, senior management of the Company, representatives of Peter J. Solomon and Kenneth Koch of Mintz Levin. At this meeting, Mr. Saferin discussed the results of the negotiations and the terms of the proposed merger, including the reduction in the Offer Price. Representatives of Peter J. Solomon communicated to the Board that a proposed offer of $1.60 to the Company's public shareholders was still within the range of fairness from a financial point of view to the Company's stockholders. The Board resolved that Mr. Fineman and Mr. Leavitt, two of the Company's outside independent directors, would speak to Mr. Weil, Scientific Games' Chief Executive Officer, in an attempt to negotiate a higher offer price.

        Later in the day on September 28, 2002, Mr. Schloss, general counsel of Scientific Games Corporation, communicated to Mr. Koch that Scientific Games was further reducing the offer price it was prepared to pay to $1.40 for all holders of the Company Common Stock, including Mr. Saferin. He stated that such reduction was based upon the Company's decrease in operating income, pressure on the Company's margins and some unfavorable comments from certain lottery customers related to the Company's "merchandise model." Mr. Saferin subsequently received a memorandum from Scientific Games outlining Scientific Games' various concerns which Mr. Schloss had previously communicated to Mr. Koch.

        In subsequent conversations and in a memorandum from Mr. Saferin to Scientific Games, Mr. Saferin responded to the concerns raised by Scientific Games. On the morning of September 29, 2002, Scientific Games indicated it was prepared to make an offer price of $1.60 for the Company's public stockholders and $1.40 for Mr. Saferin's shares and his in-the-money options.

        On September 30, 2002, Company directors Fineman and Leavitt and Mr. Koch of Mintz Levin met via telephone with Mr. Weil and Mr. Schloss of Scientific Games in an attempt to persuade Scientific Games to raise the offer price for the stockholders other than Mr. Saferin to a price between $1.60 and $1.75. On behalf of Scientific Games, Mr. Weil declined to pay any additional consideration above $1.60 per share.

        On October 2, 2002, the Company Board met in Atlanta to review the terms of the transaction. Present at the meeting were the Company's directors, as well as Kenneth Koch of Mintz Levin and Matt Katzeff of Peter J. Solomon. In addition, Marc Cooper of Peter J. Solomon was present via telephone. At this meeting, the members of management of the Company discussed the results of the negotiations and the terms of the proposed merger, pricing and valuation of the proposed merger, strategies and business opportunities with Scientific Games, and various business issues relating to the merger. Mr. Saferin made a presentation on the proposed transaction and how his personal arrangement for the sale of his shares affected the transaction. Mr. Koch then made a presentation to the Company Board during which he reminded the directors of their duties and responsibilities under Delaware law. He then outlined the terms of the proposed merger agreement, including restrictions on the Company's ability to pursue alternative transactions, closing conditions and termination provisions, Mr. Saferin's agreements with Scientific Games and other relevant documents. Lastly, Mr. Koch identified the final outstanding legal issues, and he reminded the Company Board that in making its decision, it should take into account that Mr. Saferin had interests which might conflict with the interests of the Company's stockholders. Following Mr. Koch's presentation, the representatives of Peter J. Solomon presented an analysis of the financial terms of the proposed merger with Scientific Games and delivered its oral opinion, subsequently confirmed in writing as of October 2, 2002, as to the fairness of the offer price, from a financial point of view, to the holders of Company common stock.

        On October 3, 2002, the Company Board met again in Atlanta to review the terms of the transaction and discuss the previous day's presentations. Present at the meeting were the directors, representatives of Peter J. Solomon and Kenneth Koch of Mintz Levin. Mr. Koch updated the Company Board on status of negotiations as to conditions of closing. A representative of Peter J. Solomon provided updated fairness opinion materials reflecting several licenses of the Company that were renewed at approximately the original price instead of at a higher price as had been assumed in certain projections. Certain pages of Peter J. Solomon's analysis were replaced reflecting this new information. Following discussion by the Company Board, the Company Board concluded that the merger was in the best interests of the Company's stockholders, declared the merger advisable, approved the proposed terms of the merger and the merger agreement in substantially the form presented, and authorized the Company's officers to complete the negotiations of the merger agreement and resolved to recommend that the Company's stockholders accept the Offer and tender their Shares in the Offer, subject to review of the final documentation.

        On October 4, 2002, representatives of Scientific Games and Mr. Saferin agreed that Mr. Saferin's shares would be purchased by Scientific Games for $1.40 per share after the consummation of the Offer pursuant to a separate stock purchase agreement.

        On October 8, 2002, October 10, 2002 and October 17, 2002, respectively, counsel for Scientific Games sent revised drafts of the Merger Agreement to the Company and its counsel. From October 8 to October 18, 2002, the parties continued to negotiate the terms of the Merger Agreement and the other ancillary agreements.

        On October 18, 2002, Mr. Schloss of Scientific Games inquired via e-mail to Mr. Saferin of the Company as to whether the consideration to be received in the Offer and the Merger could be paid in stock instead of cash. The Company Board expressed its concerns to Scientific Games with respect to the Company's stockholders receiving stock instead of cash. Mr. Saferin communicated to the other directors that he was willing to accept some combination of stock and cash in an effort to reach an agreement with Scientific Games. Representatives of Scientific Games once again expressed their concern about the Company's operations and projections.

        From mid-October through November 14, 2002, representatives of Scientific Games performed additional due diligence with respect to the Company, its operations, financial results and projections.

        The Company Board determined that it would inform Scientific Games that the Merger Agreement would need to be signed by the last date for the filing of the Company's Form 10-QSB or the Company would terminate all discussions relating to the proposed transaction.

        On November 14, 2002, DeWayne Laird of Scientific Games communicated to Mr. Saferin that Scientific Games was prepared to consummate the transaction with the Company for cash. From November 14 through November 18, 2002, the parties continued to negotiate and prepare the final documentation for the transaction

        On the morning of November 18, 2002, the Company Board met to review the final terms of the transaction and discuss some of the reasons for the delay of the transaction by Scientific Games. Present at the meeting were the directors, representatives of Peter J. Solomon and Kenneth Koch of Mintz Levin. Mr. Koch described the status of the Merger Agreement and the conditions to closing. Mr. Cooper of Peter J. Solomon orally confirmed its fairness opinion of October 2, 2002, as to the fairness of the offer price, from a financial point of view, to the holders of Company common stock. Following discussion by the Company Board, the Company Board reaffirmed that the merger was in the best interests of the Company's stockholders, declared the merger advisable, approved the proposed terms of the merger and the merger agreement in substantially the form presented, and resolved to recommend that the Company's stockholders accept the Offer and tender their Shares in the Offer.

        The executive committee of the Scientific Games Board acting by written consent approved the final transaction as of November 18, 2002.

        Subsequent to these meetings and actions, on November 19, 2002, Parent, the Purchaser and the Company executed the Merger Agreement, and Parent, Purchaser and Mr. Saferin executed the Stock Purchase Agreement. In addition, Parent and Mr. Saferin executed the Employment Agreement and Non-Compete Agreement, in each case, to be effective upon successful consummation of the Offer.

        Prior to the opening of trading of their respective common stock on November 19, 2002, Parent and the Company issued a joint press release announcing the definitive Merger Agreement, Stock Purchase Agreement and Employment Agreement and the transactions contemplated thereby.

        During the course of the Offer, Parent and the Purchaser intend to have ongoing contacts with the Company and its directors, officers, stockholders and representatives.

Section 12.    Purpose of the Offer; Stockholder Approval; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

        If the Merger is consummated, Parent's common equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete control of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

        Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and will no longer participate in the Company's earnings and any future growth. If the Merger is consummated, stockholders of the Compay will no longer have an equity interest in it and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See Section 13 "The Merger Agreement and Other Agreements." Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

        The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 46% over the closing market price of the Common Stock on the last full trading day prior to the public announcement that the Company, Parent and the Purchaser executed the Merger Agreement.

        Stockholder Approval.    Under the DGCL, the approval of the Company's board of directors and, except as described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The members of the Company's board of directors have unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated as a Short-Form Merger (as defined below), pursuant to Section 253 of the DGCL, the only remaining corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of at least a majority of the Shares.

        In the Merger Agreement, the Company has agreed to take all necessary action to convene a meeting of its stockholders as soon as practicable after the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required.

        Under the DGCL, if Purchaser owns or acquires, pursuant to the Offer, the Stock Purchase Agreement or otherwise, Shares which constitute at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger pursuant to the provisions of Section 253 of the DGCL, without a vote of the Company's stockholders (a "Short Form Merger"). Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition. If, after consummation of the Offer and the purchase of Shares under the Stock Purchase Agreement, Purchaser does not own Shares which constitute at least 90% of the then outstanding Shares, then a vote of the Company's stockholders will be required under the DGCL and a significantly longer period of time will be required to effect the Merger.

        Appraisal Rights.    Appraisal rights are not available in connection with the Offer. However, holders of Shares that do not tender their Shares in the Offer are entitled to appraisal rights in the

Merger under Section 262 of the DGCL. All references in this summary to a "shareholder" are to the record holder or beneficial owner of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

        The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL, a copy of which is attached to this Offer to Purchase as Schedule II. THIS DISCUSSION SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS IN THE MERGER OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

        Each shareholder intending to elect appraisal rights as to the fair market value of the Shares must demand in writing for an appraisal of such Shares from the Company. Demanding appraisal rights for such Shares shall constitute a request for payment for the Shares at a per share value that is different from the $1.60 consideration contemplated by the Merger Agreement. Each shareholder electing to demand appraisal rights for his Shares must deliver to the Company a written notice of the shareholder's intent to demand appraisal rights for his Shares. The demand must reasonably inform the Company of the identity of the shareholder and that the shareholder intends thereby to demand appraisal rights for the Shares. Voting against, abstaining from voting or failing to vote on the Merger will not constitute a demand for appraisal rights within the meaning of Section 262. Furthermore, any shareholder electing to demand appraisal rights will not be granted payment under Section 262 if such shareholder has voted in favor of the Merger. The appraisal rights demand must be mailed or delivered to the attention of Secretary of MDI Entertainment, Inc. at 201 Ann Street, Hartford, Connecticut 06103.

        If the Merger is approved by satisfying any required vote or if no vote is necessary, upon consummation of the Merger, shareholders who have demanded appraisal rights will receive, no later than ten days after the Effective Time, a dissenters' notice that states that the Merger has been consummated and the Effective Time. The date by which the Company must receive a demand for appraisal rights must not be more than twenty days after the delivery of the dissenters' notice. A shareholder must comply with the terms of the dissenters' notice in order to receive payment for the Shares other than that contemplated by the Merger Agreement.

        Within 120 days after the Effective Time, the Surviving Corporation or any shareholder who has validly notified the Company of his intent to demand appraisal rights and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the Shares of all such shareholders. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any shareholder shall have the right to withdraw such shareholder's demand for appraisal and to accept the merger consideration of $1.60 per Share (or if the Offer Price is higher, such higher price). Within 120 days after the Effective Time, any shareholder who has validly notified the Company of his intent to demand appraisal rights, upon written request, shall be entitled to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such written statement must be mailed to the shareholder by the Surviving Corporation within 10 days after such shareholder's written request for such a statement is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

        Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the Surviving Corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their Shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. If the petition is filed by the Surviving Corporation, the petition must be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the shareholders shown on the list. The notice will also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.

        The Court will determine the fair value of the Shares and will direct payment of the fair value of the Shares, together with interest, if any, by the Surviving Corporation to the shareholder's entitled thereto. Shareholders considering seeking appraisal should be aware that the "fair value" of their Shares determined under Section 262 of the DGCL could be more than, the same as or less than the merger consideration. The cost of the appraisal proceeding will be determined by the Court and may be assessed against the parties as the Court deems equitable in the circumstances. The Court may order that all or a portion of the attorneys' fees incurred by any dissenting shareholder in connection with the appraisal proceeding be charged pro rata against the value of all Shares entitled to appraisal.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY DISSENTERS' RIGHTS UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

        Plans for the Company.    Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by the Purchaser pursuant to the Offer, Parent currently intends to seek the maximum representation on the Company Board, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there will be until the Effective Time at least two members of the Company Board who qualify as independent directors and who are not current or former executive officers of the Company or representatives of any affiliates of the Company.

        Parent intends to continue to evaluate the business and the operations of the Company during the pendency of the Offer. After consummation of the Offer and prior to the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management, personnel, location and dividend policy, although, except as disclosed below, Parent has no current plans with respect to any of such matters prior to the Merger.

        If the Merger closes, the Purchaser intends to combine and integrate the Company with other business units of the Parent and will not operate the business as a separate corporation. If the Offer closes, Parent expects the Company will move its headquarters to Parent's existing facilities in Alpharetta, Georgia as promptly as is reasonably possible and to close the Company's two existing offices, retain and move certain employees to other locations at which Parent conducts operations and terminate certain employees prior to the Merger. Provisions acceptable to Parent have been made to pay retention bonuses to certain employees of the Company. Parent also expects that Mr. Saferin will move to the Atlanta, Georgia area.

        The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

        Except as disclosed in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of material amounts of assets, relocation of operations, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel prior to the Merger.

Section 13.    The Merger Agreement and Other Agreements.

Merger Agreement

        The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Parent and the Purchaser, pursuant to Rule 14d-3 under the Exchange Act, as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO. (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule TO"). The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 "Certain Information Concerning the Company." Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

        The Offer.    The Merger Agreement provides for the making of the Offer. The terms of the Offer are described in this Offer to Purchase in Section 1 "Terms of the Offer." The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in Section 14 "Certain Conditions of the Offer."

        Recommendation.    The board of directors of the Company duly adopted resolutions by unanimous vote (1) determining that the Merger Agreement, the Offer and the Merger, taken together, and the transactions contemplated thereby, are advisable, fair to, and in the best interest of, the Company's stockholders, (2) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) resolving to recommend acceptance of the Offer and that stockholders of the Company tender their Shares in the Offer.

        The Merger.    The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof, at the Effective Time of the Merger (1) the Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser will cease, (2) the Company will be the successor or surviving corporation (sometimes referred to as the "Surviving Corporation") in the Merger and will continue to be governed by the laws of the State of Delaware, (3) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, and (4) the Company will succeed to and assume all the debts, liabilities and duties of the Purchaser.

        Notwithstanding the foregoing, if, pursuant to the Offer or otherwise, Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares of the Company, (1) the Purchaser will, by Short-Form Merger, be merged with and into the Company and, as a result of the Short-Form Merger, the separate corporate existence of the Purchaser will cease, and (2) the Company will be the Surviving Corporation succeeding to and assuming all of such rights and obligations and will continue to be governed by the laws of the State of Delaware.

        The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions:

  •
  any Merger Agreement will have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required by the Company's certificate of incorporation and the DGCL, in order to consummate the Merger;

  •
  the applicable waiting period under the HSR Act and any comparable provisions under any applicable foreign pre-merger notification laws or regulations will have expired or been terminated;

  •
  no law will have been enacted or promulgated by any United States or other governmental entity which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

  •
  the purchase and sale of the Shares under the Stock Purchase Agreement shall have been consummated in accordance with its terms before or as of the Effective Time;

  •
  the Company and Steven M. Saferin shall have entered into the Employment Agreement and the Non-Compete Agreement and such agreements shall be in full force and effect as of the Effective Time; and

  •
  all governmental consents, waivers, approvals, authorizations or orders required for the consummation of the Merger, except for certain scheduled consents shall have been obtained and in effect at the Effective Time.

        At the Effective Time of the Merger (1) each issued and outstanding share of Purchaser Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, and (2) each Share that is owned by the Company as treasury stock and each Share owned by Parent, the Purchaser or any other wholly-owned subsidiary of Parent will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor, and (3) each issued and outstanding Share will be converted into the right to receive the Offer Price, without interest, paid pursuant to the Offer. From and after the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate without interest thereon.

        Company Derivative Securities.    As of the earlier of the time when Parent's representatives constitute a majority of the Company's board of directors, as described below, or the Effective Time, each outstanding warrant (the "Warrants") or stock option, stock equivalent right or right to acquire Shares (the "Company Options"), under the Company's 1998 Stock Option and Award Plan or any Non-Plan Option Agreements (collectively, the "Company Plans"), whether or not then exercisable or vested, shall be, immediately prior to the Effective Time, cancelled and, in consideration of such cancellation, Parent shall, or shall cause the Surviving Corporation to, promptly following the Effective Time, pay to the holder of Company Options and Warrants, an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Company Option or Warrant, and (B) the number of Shares subject to such Company Option or Warrant (such payment, if any, to be net applicable withholding and excise taxes). As of the Effective Time, the Option Plans will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Company subsidiary will be cancelled.

        The Company's Board of Directors.    After the purchase and payment for any Shares by Parent or Purchaser in the Offer, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company's board of directors as is equal to the product of the total number of directors on the Company's board of directors (after giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied at the time of calculation by the percentage that the aggregate number of Shares beneficially owned, including those purchasable pursuant to the Stock Purchase Agreement, by Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Directors so designated by Parent shall take office immediately after (1) the purchase of any Shares by Parent or any of its Subsidiaries as a result of which Parent and its Subsidiaries owns, beneficially by Parent or its Affiliates as of the date of the Agreement, at least a majority of the then outstanding Shares, and (2) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever shall occur later. The Company will, upon Parent's request, use its best efforts either to promptly increase the size of the Company's board of directors, including by amending the by-laws of the Company if necessary so as to increase the size of the Company's board of directors, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so designated to the Company's board of directors, and will take all actions necessary to cause Parent's designees to be so designated at such time. At such time, the Company will, upon Parent's request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's board of directors of (i) each committee of the Company's board of directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company's Common Stock is listed. The Company's obligations to appoint Parent's designees to the Company's board of directors with respect to this paragraph are subject to Section 14(f) of the Exchange Act and Rule 14f-1 of the General Rules and Regulations under the Exchange Act. The Company will take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations, including, but not limited to, mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or designated to the Company's board of directors. Parent or Purchaser will supply in a timely manner to the Company, information with respect to either of Parent or Purchaser and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.

        In the event that Parent's designees are elected or designated to the Company's board of directors, then, until the Effective Time, the Company will cause the Company's board of directors to have at least two independent directors who are directors of the Company on the date of the Merger Agreement and who are not (1) officers, employees, independent contractors, associates or holders of any other security of the Company, other than equity securities (A) acquired in their capacity as a director of the Compnay pusuant to a director compensation plan available to all outside directors of the Company, or (B) which are directors qualifying shares, or (C) which are otherwise de minimis in ammount, or (2) representatives of any of them or of any affiliates of the Company (the "Independent Directors"); provided, however, that if any Independent Director ceases to serve for any reason, the remaining Independent Director(s) will be entitled to elect or designate another person (or persons), who is not a current or former officer, employee, independent contractor, associate or holder of any security of the Company (except as permitted above), or a current or former affiliate of the Company (other than solely as a result of being a director of the Company), or a current or former officer, employee, associate or stockholder of Parent or Purchaser or a current or former officer, employee, associate or affiliate of any competitor of the Company or its affiliates ("Non-Related Party"), and such Non-Related Party (or Parties) will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director then remains, the other directors will designate two persons who are Non-Related Parties on the date hereof to fill such vacancies and such Non-Related Parties will be deemed Independent Directors for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such Independent Director) will be required to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, if such exercise or waiver materially and adversely affects holders of Shares, other than Parent or Purchaser, (iii) extend the time for performance of Parent's or Purchaser's obligations under the Merger Agreement, (iv) take any action that is in any material respect in conflict with or inconsistent with the interests of Parent or Purchaser under the Merger Agreement unless otherwise consented to by Parent or Purchaser, or (v) take any other action of the Company's board of directors under or in connection with the Merger Agreement if such action would materially and adversely affect holders of Shares other than Parent or Purchaser; provided, however, that if there will be no Independent Directors, then such actions may be effected by majority vote of the entire Company's board of directors.

        Stockholders' Meeting.    Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, (1) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement, (2) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement (the "Proxy Statement") to be mailed to its stockholders as promptly as practicable, (3) provided that no amendment or supplement to such Proxy Statement will be made by the Company without consultation with Parent and its counsel, except as permitted in the Merger Agreement, include in the Proxy Statement the recommendation of the Company's board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement, and (4) except as permitted in the Merger Agreement, use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and the adoption of the Merger Agreement and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable law to effect the Merger. If however, Parent or Purchaser acquire at least 90% of the outstanding shares of the Company's Common Stock through the Offer or otherwise, the parties have agreed to take all action to cause the Merger to be effected without a meeting of stockholders as permitted by the Section 253 of the DGCL.

        The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

        Interim Operations; Covenants.    Until the earlier of (1) the termination of the Merger Agreement pursuant to its terms, or (2) the time designees of Parent have been elected to, and shall constitute a majority of, the Company board of directors, the Company and each of its subsidiaries have agreed, except as specifically contemplated by the Merger Agreement or to the extent that Parent otherwise consents to or approves in writing, which consent or approval will not be unreasonably withheld or delayed, to conduct its operations in all material respects only according to its ordinary and usual course of business consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers, joint venture partners and others with whom it has significant business relationships. By way of illustration and not limitation, neither the Company nor any of its subsidiaries shall:

          (A)  make any change in or amendment to the Company's charter documents or increase the number of members on the Company board of directors beyond the number in office as of the date of the Merger Agreement;

          (B)  issue, sell, pledge, dispose of or encumber, or authorize to issue or sell, pledge, dispose of or encumber, any shares of its capital stock or any other securities, or issue or sell, or authorize the issuance or sale of, any securities convertible into, or options, warrants, convertible securities or other rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities, or make any other changes in its capital structure, other than (i) the issuance of Shares upon the exercise of Company

  Options and Company Warrants outstanding on November 19, 2002, in accordance with their present terms, (ii) the issuance of Shares upon the conversion of other Company derivative securities outstanding on June 30, 2002, or (iii) issuances by a wholly-owned subsidiary of the Company of capital stock to such subsidiary's parent, the Company or another wholly-owned subsidiary of the Company;

          (C)  declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities, other than dividends payable by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company;

          (D)  other than otherwise permitted in the Merger Agreement, incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for the Company and its subsidiaries made available to Parent prior to the date hereof, (ii) incurred in the ordinary course of business of the Company and its subsidiaries or (iii) not otherwise described in clauses (i) and (ii) which do not exceed $100,000 in the aggregate;

          (E)  acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $100,000, in the aggregate, other than acquisitions of inventory, supplies, licenses, services and raw materials in the ordinary course of business consistent with past practice, or (ii) all or substantially all of the equity interests of any person or any business or division of any person having a fair market value in excess of $100,000, in the aggregate;

          (F)  (i) grant any options under the Company Stock Plans or otherwise grant any Company Option, or other Company derivative security or (ii) establish, adopt, enter into or amend any bonus, profit sharing or similar plan, agreement, trust, fund, policy or arrangement, or (iii) except as disclosed in the Company Disclosure Schedule, and whether or not required under existing employee and director benefit plans, agreements or arrangements as in effect, increase the compensation or fringe benefits of any of its directors, officers or employees or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present, former or prospective director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or terminate any collective bargaining, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except as may be required by law;

          (G)  transfer, lease, license, guarantee, sell, mortgage, pledge, renovate, rehabilitate, dispose of, encumber or subject to any lien, any assets of the Company or any of its subsidiaries except for (i) sales of assets or liens made or granted in the ordinary course of business, and (ii) sales of assets which are not, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole;

          (H)  except as required by applicable law or U.S. GAAP and after notice to Parent, take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (I)  adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) or any agreement relating to a Company Acquisition Proposal (defined below), except as permitted by the Merger Agreement;

          (J)  (i) incur any material indebtedness for borrowed money, issue any debt securities, or assume or guarantee any such indebtedness of another Person (other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned subsidiary of the Company) or endorse or otherwise become responsible for the obligations of any person or (ii) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly-owned subsidiary of the Company, except, in the case of clause (i), for borrowings (A) in the ordinary course of business consistent with past practice, including without limitation borrowings under existing credit facilities in the ordinary course of business consistent with past practice, (B) in connection with the Merger Agreement and transactions contemplated thereby, or (C) in connection with financing activities relating to activities described in the Company Disclosure Schedule;

          (K)  except as required by the preexisting agreements set forth on the Company Disclosure Schedule, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option (including any options issued pursuant to the Company Stock Plans), insurance or other compensation or benefits, or amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, Shares, or any option, warrant or right, directly or indirectly, to acquire any such securities;

          (L)  settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder's equity interest in the Company, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) over $50,000, individually or in the aggregate, other than the payment, discharge or satisfaction (i) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (ii) of claims, liabilities or obligations reflected on the consolidated financial statements (and fully reserved against as of the date of the Merger Agreement); provided, in each case, that any such settlement provides for a complete release of the Company and its subsidiaries and imposes no obligation on the Company or its subsidiaries other than the payment of money;

          (M) enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's or any of its subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its subsidiaries' activities;

          (N)  plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries, provided, however, that routine employee terminations for cause shall not be considered subject to this clause;

          (O)  take any action including, without limitation, the adoption of any stockholder rights plan or amendments to its charter documents, which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company that may be acquired or controlled by Parent or Purchaser or, except as provided in preexisting agreements set forth on the Company Disclosure Schedule, permit any stockholder to acquire securities of the Company on a basis not available to Parent or Purchaser in the event that Parent or Purchaser were to acquire any shares of the Company's capital stock;

          (P)  materially modify, amend or terminate any material contract to which it is a party or waive any of its material rights or claims except, in each case, in the ordinary course of business consistent with past practice; or

          (Q)  make any tax election or settle or compromise any United States federal, state, local or non-United States tax liability if the effect thereof would be adverse in any material respect to the Company;

          (R)  neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer or any of the conditions to the Merger not being satisfied, or that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Purchaser or the holders of Shares to consummate the Offer or the Merger in accordance with the terms of the Merger Agreement or materially delay such consummation; or

          (S)  neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing, or agree, in writing or otherwise, to take any of the foregoing actions.

        No Solicitation.    Except as provided below, from the date of the Merger Agreement until the earlier of termination of the Merger Agreement or the Effective Time, neither the Company nor any Company subsidiary will (and the Company shall cause the officers, directors, employees, representatives and agents of the Company and each Company subsidiary or affiliate of the Company, including, but not limited to, investment bankers, attorneys and accountants (collectively, the "Representatives"), not to), directly or indirectly, knowingly encourage, solicit, participate in (except for immaterial contact not willfully initiated and promptly terminated once the prohibited nature of such contact is known) or initiate discussions or negotiations with, or provide any information to, (except for non-material information provided as a result of immaterial contact not willfully initiated and promptly terminated after the prohibited nature of such contact is known), any person or group (other than Parent, any of its affiliates, representatives or agents) concerning any proposal or offer to acquire all or substantially all of the business or properties of the Company or a majority of the capital stock of the Company (the "Company Acquisition Proposal"), except that nothing shall prohibit the Company, its Representatives or the Company board of directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the board, after consultation with outside counsel, failure to make such disclosures would be contrary to its obligations under applicable law, provided that the Company may not, except as permitted by Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer and the Merger. The Company has ceased any existing activities, discussions or negotiations with any Persons other than Parent and Purchaser conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company or its Representatives may furnish information concerning its business, properties or assets to any person pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if such proposal is a Superior Proposal not solicited in violation of this Agreement. A Company Acquisition Proposal will be a Company Superior Proposal only if:

          (x)  a person has, on an unsolicited basis, submitted a written proposal to the Company board of directors relating to any Acquisition Proposal which the board determines in good faith (based on the advice of a financial adviser of nationally recognized reputation) to be reasonably capable of being completed on substantially all of the terms proposed and to be more favorable to the Company and its stockholders and to be a proposal for which financing, to the extent required, is then committed or which in the good faith judgment of the Company board of directors, is reasonably capable of being obtained by such person; and

          (y)  the Company board of directors determines in good faith, after consultation with outside counsel, that such action is required to act in a manner consistent with the board's fiduciary duties to the Company's stockholders under applicable law determined, in the case of any Acquisition Proposal other than for cash, only after the receipt of advice from the Company's investment banking firm that the Acquisition Proposal is superior, from a financial point of view, to the Offer and the Merger.

        The Company will, as promptly as possible (and in no event later than 24 hours) notify Parent, orally and in writing, of the existence of any Acquisition Proposal, or any modification of or amendment to any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal, and the Company will immediately communicate to Parent, orally and in writing, the terms of any Acquisition Proposal, modification or request which it may receive, the identity of the party making such Acquisition Proposal, modification or request, and copies of all information considered by the Company in determining that the Acquisition Proposal constitutes a Company Superior Proposal and whether the Company is providing or intends to provide the Person making the Acquisition Proposal, modification or request with access to information concerning the Company, and will immediately provide to Parent copies of any written materials received by the Company describing or stating such Acquisition Proposal or in connection therewith. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

        The Merger Agreement provides that neither the Company board of directors nor any committee thereof will (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the approval or recommendation by such board of directors or any such committee of the Merger Agreement and the Transactions, (2) approve or recommend or propose to approve or recommend, any Acquisition Proposal, or (3) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company board of directors may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Company Superior Proposal, and may terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Proposal, in each case at any time after the fifth business day following delivery to Parent of written notice from the Company advising Parent that the Company board of directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and identifying the person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to, if requested by the Parent, negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated therein on such adjusted terms and, at the end of such five business day period, the Company board of directors, in good faith continues reasonably to believe, that the Acquisition Proposal constitutes a Superior Proposal. Any such withdrawal, modification or change of the recommendation of the Company board of directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any agreement with respect to any Superior Proposal shall not change the approval of the Company board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the Transactions, including each of the Offer, the Merger and the Stock Purchase Agreement.

        Indemnification and Insurance.    The Merger Agreement provides that for a period of six (6) years after the Effective Time, the certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability no less favorable than the provisions set forth in the Company's certificate of incorporation and by-laws on the date of the Merger Agreement, which provisions, so long as the Company maintains its corporate existence and is a direct or indirect Subsidiary of Parent, will not be amended, repealed or otherwise modified in any manner that in the aggregate would have a material adverse affect on the rights thereunder of individuals who on or prior to the Effective Time were directors, officers or employees of the Company or its subsidiaries and were entitled to indemnification under the Company's certificate of incorporation and bylaws, unless such modification is required by law. From and after the Effective Time, so long as the Company maintains its corporate existence and is a direct or indirect subsidiary of Parent, and except as provided below, the Parent and Surviving Corporation will, to the fullest extent permitted under applicable law, or under the Surviving Corporation's certificate of incorporation or by-laws, indemnify and hold harmless, each of the directors and officers of the Company as of the date of this Agreement (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and, subject to the proviso of the next succeeding sentence, amounts paid in settlement in connection with any threatened, pending or completed civil claim, action, suit, proceeding or investigation arising out of any acts or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any of its subsidiaries or served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained by or contributed to by the Company or any of its subsidiaries ("Indemnified Liabilities") and all Indemnified Liabilities to the extent they are based on or arise out of the transactions contemplated by the Merger Agreement, in each case until the expiration of the applicable statute of limitations.

        If the Offer has been closed, then in the event of any such threatened, pending or completed claim, action, suit, proceeding, or investigation (whether or not arising before the Changeover Time or the Effective Time), (1) the Parent will, subject to the limitations set forth herein and applicable law, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Parent, (2) after the Effective Time, the Parent will pay the reasonable fees and expenses of such counsel promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, and such payments shall be made in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification including, without limitation, (A) as a matter of law or public policy, (B) as a result of a determination that such Indemnified Party breached his fiduciary duties with respect to his duty of loyalty, that such person acted or failed to act other than in good faith or that such person's actions or failure to act involved intentional misconduct or a knowing violation of law or was in connection with a transaction from which the Indemnified Party derived an improper personal benefit or was in violation of DGCL §174, or (C) to the extent such fees and expenses are attributable to an aspect of such claim, action, suit, proceeding or investigation in which a person was not the prevailing party, (3) the Parent and the Company will cooperate in the defense of such matter, and (4) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law and the certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to the Parent and the Indemnified Party; provided, however, that the Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such applicable statute of limitations, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties, as a group, may retain only one law firm to represent them, subject to any requirements to associate local counsel, in each applicable jurisdiction unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who, among them, have no such conflict) may retain one separate law firm, subject to any requirement to associate local counsel in each applicable jurisdiction. In the event that the Parent or any of its successors or assigns (1) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Parent will undertake obligations which are not materially less favorable than those set forth in this section.

        The Company will maintain in effect through the Effective Time and after the Effective Time and so long as the Company shall maintain its corporate existence and shall be a direct or indirect subsidiary of Parent, Parent shall cause Company to maintain in effect for six years after the Effective Time:(1) the Company's current directors' and officers' liability insurance or other directors' and officers' liability insurance with a reputable and financially sound insurer that provides coverage that is no less favorable than the Company's current policy, in each case, covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof, and (2) the Company's current fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any Company benefit plan or other fiduciary liability insurance with a reputable and financially-sound insurer that provides coverage that is not materially less favorable than the Company's current policy, in each case, covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the such fiduciaries' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect; provided, in each case, that in no event in any year in such six-year period shall the Parent or the Surviving Corporation be required to pay aggregate annual premiums for all insurance in excess of 150% of the aggregate annual premiums paid by the Company for its year ending December 31, 2001 for such insurance; and provided, further, that if the annual premiums for such insurance coverage exceed such amount, the Parent shall be obligated to obtain a policy with the best coverage reasonably available, in the reasonable judgment of the Board of Directors of the Parent, for a cost up to but not exceeding such amount but such coverage in no event need be more favorable than that then afforded by Parent to its own executive officers and directors.

        Representations and Warranties.    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, qualification to do business in certain jurisdictions, charter documents, subsidiaries and affiliates, capitalization, authority relative to the Transactions, validity of the Merger Agreement, approvals by its board of directors, the vote of its stockholders required to approve the Transactions, consents and approvals necessary for the Company to consummate the Transactions, the Company's financial statements and public filings, conduct of the Company's business, its liabilities, litigation involving the Company, employee benefit plans, taxes and government benefits, real and personal property, environmental laws, intellectual property, compliance with applicable laws, labor matters, information that the Company may provide in the Proxy Statement, if any, information that the Company has provided in the Schedule 14D-9 filed by the Company in accordance with the Exchange Act, the opinion of the Company's financial advisor, brokers that may be entitled to any fees from the Company and personnel, its contracts, interested party transactions, its licenses and insurance.

        Certain representations and warranties in the Merger Agreement made by the Company are qualified as to materiality or Material Adverse Effect. For purposes of the Merger Agreement and this Offer to Purchase, the term Material Adverse Effect with respect to any entity or group of entities, means any change, circumstance, development, effect, event, fact or occurrence that is or may reasonably be expected, individually or in the aggregate, to be materially adverse (an "Adverse Development") to (1) the ability of the Company to perform its obligations under the Merger Agreement or to consummate the Transactions, or (2) the business, tangible assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any change, circumstance, development, effect, event, fact or occurrence (A) relating to the economy or securities markets of the United States or any other region in general, (B) relating to changes in conditions generally applicable to the business in which the Company and its subsidiaries are involved, (C) resulting from entering into the Merger Agreement or the consummation of the Transactions or the announcement thereof, or (D) relating to its business, financial condition or results of operations that have been expressly disclosed in writing to the other party prior to the date of this Agreement, provided however, that notwithstanding clause (C) above, any Adverse Development which would give rise to any liability on the part of the Company in excess of $500,000 or which would result in a reduction in the assets of the Company by an amount in excess of $500,000 shall conclusively be deemed to be a Company Material Adverse Effect and further provided however that costs incurred or accrued by the Company prior to the date of this Agreement with respect to the transaction and disclosed to, or known by, Parent shall not result in a Company Material Adverse Effect pursuant to the terms of the foregoing proviso. In addition, a Company Material Adverse Effect will be deemed to have occurred if there is the issuance of a notice alleging a material default or breach under, or the termination or the non-renewal of any of the contracts of the Company to use any of the Harley Davidson or Elvis Presley properties, or (ii) the issuance of a written notice of an intent to terminate, or of the intent not to exercise any renewal rights under, or of an intent not to renew, any of the contracts of the Company to use any of the Harley Davidson or Elvis Presley properties, or the issuance of a notice alleging a material default or breach under or the termination (except upon the ordinary expiration at the end of its term) of any of the contracts of the Company with any of the States of New Jersey, Pennsylvania or Florida to provide products or services, or the issuance of a written notice of an intent to terminate, any of the contracts of the Company with any of the States of New Jersey, Pennsylvania or Florida to provide products or services; or the issuance of a written notice of the intent not to exercise any renewal rights under or of an intent not to renew, the contracts of the Company with the State of New Jersey in existence as of the date of the Merger Agreement. The failure to obtain certain scheduled third party consents and approvals prior to closing of the Offer shall also constitute a Company Material Adverse Effect.

        Pursuant to the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, its organization, authority to enter into the Merger Agreement and consummate the Transactions, consents and approvals necessary to consummate the Transactions, information that each of Parent and Purchaser may provide in the Proxy Statement, if any, information that each of Parent and Purchaser has provided in the Offer documents filed by Parent and Purchaser in accordance with the Securities Exchange Act of 1934, as amended, brokers that may be entitled to any fees from Parent or Purchaser, and Purchaser's financial ability to consummate the Offer.

        Termination; Fees.    The Merger Agreement may be terminated and the Transactions contemplated therein may, at the election of the terminating party, be abandoned at any time prior to the Effective Time of the Merger, whether before or after stockholder approval:

          (a)  by mutual written consent of Parent and the Company; or

          (b)  by Parent (i) if, prior to the time when Parent's representatives constitute a majority of the Company's board of directors, the Company has breached in any respect any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of any of the Offer Conditions, which is not cured within 30 days after written notice thereof or is incapable of being cured by the Company, or (B) has not been waived by Parent; (ii) if the Minimum Condition is not satisfied by the Expiration Date; provided, however, that Parent will not be entitled to terminate the Merger Agreement for such reason if it or Purchaser is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement and such breach has been the cause of such failure to satisfy the Minimum Condition; (iii) if, due to an occurrence or circumstance that results in a failure to satisfy any Offer Conditions, Purchaser will have (A) failed to commence the Offer within five (5) business days following the public announcement of the execution of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder, or (C) failed to pay for Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for Shares will have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any representation or warranty of either of them contained in the Merger Agreement; (iv) if the Company breaches its obligations under the caption "The Merger Agreement and Other Agreements—No Solicitation;" (v) if Saferin has breached in any material respect any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement, which is (A) not cured within ten (10) days after written notice thereof or is incapable of being cured by Saferin, or (B) has not been waived by Parent pursuant to the provisions thereof; or (vi) if the Company shall not have obtained the consents of certain licensors at the Effective Time.

          (c)  by the Company (i) if, prior to the Effective Time, Parent or Acquisition Sub has breached in any respect any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of a condition set forth in the Merger Agreement, which is not cured within ten (10) days after written notice thereof or is incapable of being cured by the Parent; or (B) has not been waived by the Company; (ii) in accordance with the provisions described under the caption "The Merger Agreement and Other Agreements—No Solicitation," provided, that, in order for the termination to be deemed effective, the Company shall have complied with all provisions contained in the non-solicitation section of the Merger Agreement, including the payment of the Company Termination Fee and Expenses as provided therein; (iii) if Purchaser will have, in accordance with the terms hereof (including any requirement to extend the Offer for any such failures or otherwise) (A) failed to commence the Offer as set forth in the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of the Company or Mr. Saferin to perform in any material respect any covenant or agreement contained in the Merger Agreement or the Stock Purchase Agreement or the material breach by the Company or Mr. Saferin of any representation or warranty of it contained in the Merger Agreement or Stock Purchase Agreement; or

          (d)  by either Parent or the Company (i) if (A) the Offer shall have expired without any Shares being purchased thereto, or (B) Acquisition Sub shall not have accepted for payment any Shares pursuant to the Offer by February 28, 2003 (the "Termination Date"); provided, that the right to terminate the Merger Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any material obligation of the Merger Agreement or other material breach of such Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to have occurred on or prior to the aforesaid date; or (ii) if any court of competent jurisdiction or any governmental entity having authority with respect thereto shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable and prior to such termination and subject to the exclusions in Section 5.7(c) of the Merger Agreement, the parties shall have used reasonable best efforts to resist, resolve, or lift, as applicable, such judgment, injunction, order or decree.

        In the event of the termination of the Merger Agreement as provided above, written notice thereof will forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will become null and void and there will be no liability or obligation on the part of Parent, Purchaser or the Company, except (i) as set forth in the Merger Agreement and (ii) nothing will relieve any party from liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

        If the Merger Agreement is terminated by Parent in accordance with clause (b)(i) or (b)(iv) above as a result of a knowing or willful breach by the Company, then the Company shall pay to Parent a termination fee of $1,000,000 and the reasonable and documented expenses of Parent and Purchaser. If the Merger Agreement is terminated by Parent in accordance with clause (b)(i) above as a result of a non-willful breach by the Company, then the Company shall pay the reasonable and documented expenses, not to exceed $500,000, of Parent and Purchaser.

        If the Merger Agreement is terminated by the Company pursuant to clause (c)(i) above as a result of a knowing or willful breach by Parent, then Parent shall pay to the Company a termination fee of $500,000 and the reasonable and documented expenses of the Company. If the Merger Agreement is terminated by the Company in accordance with clause (c)(i) above as a result of a non-willful breach by Parent, then Parent shall pay the Company its reasonable and documented expenses, not to exceed $500,000. If this Agreement is terminated by the Company in accordance with clause (c)(ii) above, then the Company shall pay to Parent a termination fee of $1,000,000 and the reasonable and documented expenses of the Parent and Purchaser.

Stock Purchase Agreement.

        The following summary of certain provisions of the Stock Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement, which are incorporated herein by reference and copies of which have been filed with the SEC as Exhibit (d)(2) to the Schedule TO. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Stock Purchase Agreement.

        Steven M. Saferin, the Company's President, Chief Executive Officer and a director, who in the aggregate holds voting and dispositive power with respect to an aggregate of 3,695,169 Shares and holds options to purchase 250,000 Shares, immediately following the execution and delivery of the Merger Agreement entered into the Stock Purchase Agreement dated November 19, 2002, with Parent and the Purchaser. Pursuant to the Stock Purchase Agreement, Mr. Saferin has agreed, among other things, to sell the Shares held by him to the Purchaser at a purchase price of $1.40 per share, aggregating $5,173,236.60, within five business days after the closing of the Offer, any extension thereof, and any subsequent offering period for a price of $1.40 per Share and to refrain from tendering the Shares pursuant to the Offer. In addition, all options to purchase Shares held by Mr. Saferin will be cancelled and he will receive from Purchaser an amount equal to the excess of $1.40 over the exercise price of each such option, aggregating $242,750. Mr. Saferin also granted to Parent the right to vote his shares in connection with the Merger pending the closing of the purchase of his shares under the Stock Purchase Agreement.

Employment Agreement

        The following summary of certain provisions of the Employment Agreement (as defined below) is qualified in its entirety by reference to the Employment Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(3) to the Schedule TO.

        On November 19, 2002, Steven M. Saferin entered into an Employment and Severance Benefits Agreement with Parent and Purchaser (the "Employment Agreement"). Pursuant to the agreement, Mr. Saferin's title with the Parent will be Senior Vice President-MDI and he will also be the President and Chief Executive Officer of the Surviving Corporation. The agreement commences on the date of consummation of the Offer (the "Commencement Date") and expires on December 31, 2005. The agreement provides for an annual base salary of $250,000, subject to annual review by the board of the Parent and raises each year by an amount equal to the percentage increases in base salary generally provided to the executive officers of the Parent (the "Base Salary"). In calendar year 2003 and thereafter, Mr. Saferin shall be eligible for annual performance bonuses of up to 50% of his Base Salary based on the attainment of performance objectives established by the board of directors of the Parent and Mr. Saferin's contributions to the attainment of those objectives. In addition, the agreement states that after the closing of the Offer, Mr. Saferin is entitled to receive a bonus of $125,000 for services provided to the Company in 2002 prior to, and in connection with, the Offer.

        Pursuant to the Employment Agreement, Mr. Saferin is eligible to be considered for an annual grant of stock options entitling him to purchase shares of Scientific Games common stock. In addition, the Parent will recommend to its Compensation Committee that Mr. Saferin be granted, as of the Commencement Date, options to acquire 100,000 shares of Class A Common Stock of Scientific Games; such options to be awarded pursuant to a stock option award agreement of Parent containing the same terms as are generally applicable to other executive officers of the Company. The Parent has also agreed to reimburse Mr. Saferin for certain expenses incurred in relocating from Fort Worth, Texas to Atlanta, Georgia.

        Either party may terminate the agreement on sixty days' prior written notice or upon the occurrence of certain events constituting cause or constructive termination. In the event the agreement is terminated without cause or for constructive termination, Mr. Saferin would be entitled to: (1) a lump sum severance payment equal to Mr. Saferin's annual Base Salary, to the extent that such Base Salary has not previously been paid through such date and any bonus or award payments theretofore made to Mr. Saferin; plus (2) that pro rata portion of any bonus or award which would have been payable to Mr. Saferin had Mr. Saferin remained in employment with the Parent during the entire year in which the date of termination occurred; plus (3) (A) if such termination without cause or constructive termination occurs after the date of the Employment Agreement, but on or prior to the date of the first anniversary thereof, a sum each month for a period of three years after the date of termination equal to one-twelfth of Mr. Saferin's Base Salary then in effect; or (B) if such termination without cause or constructive termination occurs after the date of the first anniversary of the Employment Agreement, but on or before the date of the second anniversary thereof, a sum each month for a period of two years after the date of termination, equal to one-twelfth of Mr. Saferin's Base Salary then in effect; or (C) if such termination without cause or constructive termination occurs after the date of the second anniversary of the Employment Agreement but on or before the date of the third anniversary thereof, a sum each month for a period of one year after the date of termination, equal to one-twelfth of Mr. Saferin's Base Salary then in effect; plus (4) with certain exceptions, the continuation of life, accident, medical and dental insurance benefits.

        If Mr. Saferin is terminated because of disability, he is entitled to 12 months' Base Salary, the continuation of medical and other benefits and a ratable portion of bonuses earned through the date of termination.

        If Mr. Saferin terminates his employment voluntarily, subject to certain limited exceptions, he shall not be entitled to any severance pay or severance benefits, but shall be entitled to all other consideration, compensation and reimbursement otherwise due to him under the terms of the agreement but only through the date of such termination. The agreement also contains customary provisions with respect to benefits, reimbursement of expenses, and confidentiality.

Non-Compete Agreement

        The following summary of certain provisions of the Non-Compete Agreement (as defined below) is qualified in its entirety by reference to the Non-Compete Agreement, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(4) to the Schedule TO.

        On November 19, 2002, Steven M. Saferin entered into a Non-Competition Agreement (the "Non-Compete Agreement") with the Parent. The term of the agreement begins on the date of the consummation of the Offer and expires on December 31, 2005 (the "Term"). In addition, the agreement contains an additional period of restriction consisting of the period of time equal to the Term plus the period equal to the longer of either (i) one year after termination of the agreement for any reason, or (ii) any period after the Term during which Mr. Saferin receives any compensation or other remuneration (including any severance benefits payments) from the Parent or its affiliates (the "Restricted Period"). Until the Term expires, Mr. Saferin's non-compete obligation applies to any geographical area in the United States in which Parent or its affiliates has business or operations which are performed, supervised by or assisted in by Mr. Saferin, or in which Parent or its affiliates have customers or have actively sought prospective customers, in each case, with whom Mr. Saferin has or had material contact while employed by Parent or any of its affiliates. After the Term and during the remainder of the Restricted Period, this obligation shall apply to any geographical area in the United States in which the Parent or any affiliate thereof (1) either continues to have business or operations or previously had business or operations within five years prior to the end of the Term, which, in each case, were performed, supervised by or assisted in by Mr. Saferin, or (2) had customers within such five-year period or had actively sought prospective customers, in each case, with whom Mr. Saferin had material contact within five years prior to the end of the Term.

        Pursuant to the agreement, Mr. Saferin has agreed that he will not: (1) during the Term, engage in any business that is competitive with the Company or its affiliates; (2) during the Term, recruit or hire, or attempt to recruit or hire, any employee who is employed by the Parent or its affiliates; (3) after the Term and during the remainder of the Restricted Period, recruit or hire or attempt to recruit or hire, any employee who is employed by the Parent or its affiliates to become an employee of any other person or entity whose products or services compete with those of the Parent or its affiliates; (4) during the Term, solicit, entice or induce any customer or potential customer of the Parent or its affiliates to become a customer of any person or entity whose products or services compete with those of the Parent or its affiliates; and (5) after the Term and during the remainder of the Restricted Period, solicit, entice or induce any customer as of the end of the Term or as of any date during the Term, to become a customer of any person or entity whose products or services compete with those of the Parent or its affiliates.

Section 14.    Certain Conditions of the Offer.

        Conditions of the Offer.    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares and may terminate or amend the Offer if:

          (1)  the Minimum Condition has not been satisfied;

          (2)  any applicable waiting period under the HSR Act has not expired or been terminated;

          (3)  the Merger Agreement has been terminated in accordance with its terms; or

          (4)  at any time on or after the date of the Merger Agreement and before the time of payment for any such Shares, any of the following events occur which in the reasonable good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares:

            (A)  there shall be threatened or pending any suit, action or proceeding by any Governmental Entity or any security holder of the Company against Acquisition Sub, Parent, the Company or any Company Subsidiary or Saferin (i) seeking to prohibit or impose any material limitations on Parent's or Acquisition Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of (I) their, or (II) the Company's and the Company Subsidiaries' businesses or assets, taken as a whole, or to compel Parent or Acquisition Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or its Subsidiaries or Parent or Acquisition Sub or their respective Subsidiaries, (ii) challenging the acquisition by Parent or Acquisition Sub of any Shares under the Offer or pursuant to the Stock Purchase Agreement, seeking to restrain or prohibit the making or consummation of the Offer, the Merger or the performance of the other Transactions, or seeking to obtain from the Company, Parent or Acquisition Sub—whether by reason of the Offer, the Merger or the performance of any of the other Transactions or otherwise—any damages that are material in amount in relationship to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of Acquisition Sub, or rendering Acquisition Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Acquisition Sub or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

            (B)  there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of subparagraph (4)(A) above;

            (C)  there shall have occurred (i) any general suspension of trading in, or limitation on price for, securities on the New York Stock Exchange or in the Nasdaq National Market System, for a period in excess of one trading day (including suspensions or limitations resulting from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit by banks or other financial institutions, (iv) any decline in the Dow Jones Industrial Average, or the Standard & Poors 500 Index, by an amount in excess of 20% or more from the date of the Merger Agreement or the date of the Offer, (v) any decline in the Nasdaq Composite Index by an amount in excess of 30% or more from the date of the Merger Agreement or the date of the Offer (vi) a change in general financial bank or capital market conditions which materially or adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

            (D)  any of the representations and warranties of the Company set forth in the Merger Agreement (i) that are qualified by reference to a "Material Adverse Effect" shall not be true and correct as of the date of the Merger Agreement and as of the date of each scheduled expiration of the Offer except for representations and warranties that relate to a specific date or time (which only need to be true and correct in all material respects as of such date or time); or (ii) that are not qualified by reference to a "Material Adverse Effect" shall not be true and correct as of the date of the Merger Agreement in any material respect, and as of the date of each scheduled expiration of the Offer except for representations and warranties that relate to a specific date or time (which only need to be true and correct in all material respects as of such date or time).

            (E)  the Company Board of Directors or any committee thereof shall have (i) withdrawn, or modified or changed in a manner adverse to the Transactions, to the Parent or to Acquisition Sub (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) recommended any Acquisition Proposal or executed an agreement in principal or definitive agreement relating to an Acquisition Proposal, (iii) resolved to do any of the foregoing or (iv) taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Parent or Acquisition Sub) after a reasonable amount of time (and in no event more than 10 Business Days following receipt thereof) has elapsed for the Company Board of Directors or any committee thereof to review and make a recommendation with respect thereto;

            (F)  the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement;

            (G)  Acquisition Sub shall have failed to receive a certificate executed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the expiration date of the Offer, to the effect that the conditions set forth in subparagraphs (4)(D) and (4)(E) above have not occurred;

            (H)  all consents, Permits and approvals of Governmental Authorities and other Persons listed in Section 1.1 of the Company Disclosure Schedule shall not have been obtained;

            (I)  (i) the Company's Consolidated Operating Income (determined in accordance with GAAP) for any quarterly or annual period subsequent from January 1, 1999 through the most recent fiscal quarter, is reduced or would be reduced by ten percent (10%) or more from that previously reported or which would be reported as a result of either (a) a change in the Company's accounting policies, GAAP, or both, in each case, from that as in effect as of the date of the Merger Agreement, or (b) any other restatement of the Company's financial information; or

            (J)  Steven M. Saferin shall have breached or failed to perform any of his covenants or agreements under the terms of the Stock Purchase Agreement or the Employment Agreement (or prospectively shall be unable to perform, whether as a result of death, disability or otherwise, their obligations thereunder, or shall have indicated his intention to refuse to perform their obligations thereunder), or breached any of his representations and warranties in any of such agreements, or if any of such agreements shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and Acquisition Sub under any of the Merger Agreement, the Stock Purchase Agreement or the Employment Agreement;

            (K)  the occurrence of a Company Material Adverse Effect; or

            (L)  the Merger Agreement or the Offer shall have been terminated in accordance with its terms.

        Consolidated Operating Income shall be determined in accordance with GAAP and for purposes of computing whether any reduction has occurred shall be compared to Consolidated Operating Income as presented in or derived from the Company's financial information as presented in or derived from the applicable quarterly or annual reports of the Company under the Exchange Act as filed with the SEC.

        The foregoing conditions are for the sole benefit of Parent and Acquisition Sub, may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to such condition, and may be waived by Parent or Acquisition Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Acquisition Sub, subject in each case to the terms of the Merger Agreement. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

Section 15.    Certain Legal Matters.

        Except as described in this Section 15 "Certain Legal Matters," based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any governmental license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares by the Purchaser as contemplated herein other than consents of state lotteries to the transactions. As to such approvals and any other approval or other action required, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under State Takeover Statutes. While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any shares tendered. See Section 14 "Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions and other required consents.

        Delaware Law.    In general, Section 203 of the DGCL prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporations outstanding voting stock or an affiliate thereof) from engaging in a business combination (defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (1) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (2) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock Option Plans and persons who are directors and also officers of the corporation) or (3) on or subsequent to such time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder; such action may not be taken by written consent. The board of directors of the Company has taken all actions necessary to exempt the Merger Agreement and the actions contemplated thereby, including the Offer and the Merger, and by the Stock Purchase Agreement, including the grant of the proxy and the Options from the provisions of Section 203 of the DGCL, and has agreed not to take any action to affect such exemption.

        State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp.,the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America,the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp.,a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds,a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Antitrust.    Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and Stock Purchase Agreement is not subject to such requirements and neither the Offer nor the sale of Shares pursuant to the Stock Purchase Agreement is a reportable transaction under the HSR Act.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain going private transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Section 16.    Fees And Expenses.

        Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

        The Purchaser has retained Innisfree M&A Incorporated to act as the Information Agent and LaSalle Bank National Association to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

        The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Section 17.    Miscellaneous.

        The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Parent and Purchaser have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 "Certain Information Concerning the Company."

Blue Suede Acquisition Corp.
November 26, 2002

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
SCIENTIFIC GAMES, PARENT AND THE PURCHASER

1.    SCIENTIFIC GAMES CORPORATION.    The name, age, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Scientific Games Corporation, are set forth below. Each such person is a citizen of the United States except for Antonio Belloni and Rosario Bifulco, who are citizens of Italy, Brian G. Wolfson, who is a citizen of the United Kingdom, and A. Lorne Weil and Richard M. Weil, who are citizens of Canada. The business address of each such person unless otherwise indicated is 750 Lexington Avenue, New York, New York 10022.

Name and Position with Scientific Games Corporation	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
A. Lorne Weil Chairman of the Board, Chief Executive Officer and President	A. Lorne Weil, 56, has been a director of Scientific Games Corporation since December 1989, Chairman of the Board since October 31, 1991, Chief Executive Officer since April 1992, and President since August 1997. Mr. Weil held various senior management positions with Scientific Games Corporation and its subsidiaries from October 1990 to April 1992 and was a director and consultant to Autotote Systems, Inc. from 1982 until it was acquired by the company in 1989. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992.
Antonio Belloni Director
Antonio Belloni, 52, has been a director of Scientific Games Corporation since June 2002. Mr. Belloni has served as Deputy Chairman of Lottomatica S.p.A. since March 2002 and as Managing Director of De Agostini S.p.A., the majority stockholder of Lottomatica, since May 2000. He has served in various positions of De Agostini since March 1998. From May 1990 to February 1998, Mr. Belloni was the Chief Executive Officer of Camfin S.p.A., a holding company which controls, among others, the Pirelli Group. From September 1984 to April 1990, he was Chief Executive Officer of Andrea Merzario S.p.A., a leading integrated logistics services provider.

Rosario Bifulco Director
Rosario Bifulco, 48, has been a director of Scientific Games Corporation since June 2002. Mr. Bifulco has served as CEO—Managing Director of Lottomatica S.p.A. since March 2002. From December 1993 to March 2002, Mr. Bifulco was Vice President and Managing Director of Techint S.p.A., a leading engineering and construction company, and from January 1994 to April 2002 he served as Managing Director of Techosp S.p.A., a start up company controlled by Techint Group. Since May 2002, Mr. Bifulco has also served as CEO of Techosp S.p.A. From December 1999 to March 2002, he was the Managing Director of Techint Finanziaria, the European holding company of Techint Group. From November 1988 to November 1993, Mr. Bifulco served as Division General Manager of Gilardini S.p.A., the industrial and automotive components division of FIAT Group.
Peter A. Cohen Director
Peter A. Cohen, 56, has been a director of Scientific Games Corporation since September 2000. Mr. Cohen is a principal of Ramius Capital Group, LLC, a private investment firm. From November 1992 until May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation, as well as a member of its management executive committee. Mr. Cohen was also the Chairman of Republic New York Corporation's wholly-owned subsidiary, Republic New York Securities Corporation. From February 1990 to November 1992, Mr. Cohen was a private investor and an advisor to several industrial and financial companies. From 1983 to 1990, Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers. Mr. Cohen has served on a number of corporate, industry and philanthropic boards, including The New York Stock Exchange, The American Express Company, The Federal Reserve Capital Market Advisory Board, The Depository Trust Company, Olivetti S.p.A., Ohio State University Foundation, The New York City Opera and Telecom Italia S.p.A. Mr. Cohen currently serves as a director of Presidential Life Corporation, Mount Sinai Hospital, Titan Corporation and Kroll, Inc.
Michael S. Immordino Director
Michael S. Immordino, 41, has been a director of Scientific Games Corporation since September 2000. Mr. Immordino is a partner of the worldwide law firm of Latham & Watkins, based in its London office. Prior to joining Latham & Watkins, Mr. Immordino was a partner in the firm of Rogers & Wells.

Larry J. Lawrence Vice Chairman of the Board
Larry J. Lawrence, 60, has been a director of Scientific Games Corporation since December 1989 and Vice Chairman of the Board since August 1997. Mr. Lawrence has been managing partner of LTOS II Partners, the general partner of Lawrence, Tyrrell, Ortale & Smith II, a private equity fund manager, since 1990. Mr. Lawrence has been the general partner of Allegra Partners III, L.P., the general partner of Allegra Capital Partners III, L.P., since May 1995 and has been managing partner of Allegra Partners IV, L.P., the general partner of Allegra Capital Partners IV, L.P., since January 2000. From 1985 to 2000, Mr. Lawrence was managing partner of Lawrence, Tyrell, Ortale & Smith, a private equity fund manager. Mr. Lawrence served as a director of Autotote Systems, Inc. until it was acquired by the company in 1989. Mr. Lawrence is currently a director of Globe Tax Services, Inc.
Colin J. O'Brien Director
Colin J. O'Brien, 64, has been a director of Scientific Games Corporation since September 2000. Between February 1992 and his retirement in January 2001, Mr. O'Brien was employed in various positions with Xerox Corporation, including Vice President, President of the Document Production Systems Division, Chief Executive Officer of the New Enterprise Board and Executive Chairman of XESystems, Inc., a subsidiary of Xerox. In 1986, Mr. O'Brien formed an investment company with E.M. Warburg Pincus & Co. Inc., making a number of acquisitions in defense electronics. Prior to that time, Mr. O'Brien served as Chief Executive of Times Fiber Communications, Inc. and President of General Instrument's cable television operations. He has held management positions with Union Carbide in both Canada and Europe. Mr. O'Brien is currently a member of the Board of Directors of Document Sciences Corporation and several privately held companies.
Eric M. Turner Director, Senior Vice President Wealth Manager Services
Eric M. Turner, 46, has been a director of Scientific Games Corporation since July, 2002. Mr. Turner has served as the Senior Vice President, Investment Services, of State Street Corporation since 2001 and has served as a Senior Vice President of various divisions of State Street since 1996. From 1992 to 1995, Mr. Turner served as the executive director of the Massachusetts State Lottery Commission. During his time at the commission, Mr. Turner was elected to positions of Treasurer and Secretary of the North American Association of State and Provincial Lotteries, a professional association of 46 North American lotteries. Prior to his tenure at the Massachusetts State Lottery Commission, Mr. Turner served as Deputy Treasurer of the Office of the State Treasurer of Massachusetts.

Sir Brian G. Wolfson Director
Sir Brian G. Wolfson, 67, has been a director of Scientific Games Corporation since 1988. Sir Brian served as Vice Chairman of Scientific Games' Board of Directors from May 1995 to August 1997 and as Acting President and Chief Executive Officer from June 1991 to October 1991. Sir Brian served as Chairman of Wembley plc, a United Kingdom corporation, from 1987 to May 1995, and as its Deputy Chairman from May 1995 to September 1995. Sir Brian is currently Chairman of the Board of Kepner-Trejoe Inc. and a director of Playboy Enterprises, Inc.
Alan J. Zakon Director
Alan J. Zakon, 66, has been a director of Scientific Games Corporation since 1993 and Chairman of the Executive Committee of the Board since August 1997. Mr. Zakon served as Vice Chairman of our Board of Directors from May 1995 to August 1997. Mr. Zakon served as a managing director of Bankers Trust Corporation from 1989 to April 1995, and as Chairman of the Strategic Policy Committee of Bankers Trust Corporation from 1989 to 1990. Mr. Zakon served as Chairman of the Board of The Boston Consulting Group from 1986 until 1989. Mr. Zakon is currently a director of MicroFinancial Inc. and Arkansas Best Corporation.
DeWayne E. Laird Vice President, Chief Financial Officer and Controller
DeWayne E. Laird, 54, has been Vice President and Chief Financial Officer for Scientific Games Corporation since November 1998 and Corporate Controller since April 1996. From January 1992 to March 1996, Mr. Laird was President of Laird Associates, PC, a CPA firm providing financial consulting services to a variety of industries. From April 1984 to December 1991, he held various senior positions with Philadelphia Suburban Corporation, including Chief Financial Officer and Treasurer.
Martin E. Schloss Vice President, General Counsel and Secretary
Martin E. Schloss, 56, has been Vice President and General Counsel for Scientific Games Corporation since December 1992 and Secretary since May 1995. Mr. Schloss also serves as a Vice President and Secretary of most of Scientific Games Corporation's subsidiaries, including as Vice President of Scientific Games International, Inc. From 1976 to 1992, Mr. Schloss served in various positions in the legal department of General Instrument Corporation, with the exception of a hiatus of approximately one and one-half years.

William J. Huntley Vice-President—Lottery Systems and President, Systems Division of Scientific Games International, Inc.
William J. Huntley, 53, joined Scientific Games Corporation in 1973 and has served as Vice President, Lottery Systems, since October 2002 and as President of Scientific Games International, Inc.'s Systems division since September 2000. Mr. Huntley served as President of Autotote Lottery Corporation from November 1997 until its merger into Scientific Games International, Inc. He served as Vice President of Autotote Systems, Inc. from June 1989 to November 1997 and as Vice President of Operations of Scientific Games Corporation from 1991 to 1994.
Cliff O. Bickell Vice President—Printed Products and President, Printed Products Division of Scientific Games International, Inc.
Cliff O. Bickell, 59, has served as Vice President Printed Products of Scientific Games Corporation since October 2002 and as President-Printed Products Division of Scientific Games International, Inc. since September, 2000 after the acquisition of Scientific Games Holding Corporation ("SGHC"). Having joined SGHC in 1995, he previously served as its Vice President, Treasurer and Chief Financial Officer. Prior to joining SGHC, Mr. Bickell was Vice President, Chief Financial Officer and Treasurer of Paragon Trade Brands, a multi-national consumer products manufacturer. In addition, Mr. Bickell has held positions as Senior Vice President, Corporate Administration—Chief Financial Officer of W.A. Krueger Co., a commercial printing company, and Treasurer of Dataproducts Corporation, a multinational electronics manufacturer.
Brooks H. Pierce Vice President, Pari Mutuel
Brooks H. Pierce, 41, has served as Vice President of Pari-Mutuel of Scientific Games Corporation since October 2002, and as President of Autotote Systems, Inc., a subsidiary of Scientific Games Corporation, since November 1997. Mr. Pierce served as Vice President of Autotote Systems, Inc. from November 1991 to November 1997, responsible for directing its worldwide sales effort and helping Autotote Systems, Inc. gain a 65% market share in the United States. Prior to joining Autotote Systems, Inc., Mr. Pierce served as a regional sales director for A.R.A. Services, Inc.

Richard M. Weil Vice President, International Business Development
Richard M. Weil, 48, has served as Vice President of International Business Development for Scientific Games Corporation since March 2002 and as Vice President of Scientific Games International, Inc. since October of 2000. Mr. Weil also serves as Vice President of International Business Development for Scientific Games International, Inc., overseeing the Gratta e Vinci project (instant ticket joint venture with Lottomatica) as well as all other international business development projects. Previously, he held a similar business development position with Autotote Systems, Inc., where he started as Vice President, Manufacturing in 1994. Under his watch, Autotote became a major supplier to the international pari-mutual market (primarily Europe, Latin America and Korea). In Italy he organized the supply of 20,000 terminals to SISAL SpA and procured a 90% market share at the racetracks and OTBs. Prior to joining Autotote, Mr. Weil was a consultant for strategic planning and corporate development with several firms, during which time he started the New York office of MONITOR Company, a top ten consulting firm.
Sally L. Conkright Vice President, Organizational Development
Sally L. Conkright, 50, has served as Vice President of Organizational Development of Scientific Games Corporation since October 2002. Ms. Conkright served as Vice President of Converge, L.L.C. from 2001 to 2002, and as Director of Innovation & eLerning for Linkage, Inc. from 2000 to 2001. Ms. Conkright served as Director of Compensation and Benefits for Xerox Corporation from 1999 to 2000 and as Vice President of Human Resources and Public Relations for Xerox New Enterprises from 1997 to 1999.
Robert C. Becker Vice President and Treasurer
Robert C. Becker, 43, joined Scientific Games Corporation in 1994, and is responsible as Treasurer for overseeing the company's relationship to external financial markets, along with its cash management and liquidity. Mr. Becker began serving as Treasurer for Scientific Games Corporation in October 1996 and as Vice President in April 2001. He is also responsible for insurance and risk management programs, as well as the oversight of general customer financing. Prior to joining Scientific Games Corporation, Mr. Becker served as Assistant Treasurer for the Fuller Company from 1990 to 1994.

(2)    SCIENTIFIC GAMES INTERNATIONAL, INC.    The name, age, and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Scientific Games International, Inc. are set forth below. Each such person is a citizen of the United States except for A. Lorne Weil and

Richard M. Weil, who are citizens of Canada. The business address of each such person unless otherwise indicated is 750 Lexington Avenue, New York, New York 10022.

Name and Position with Scientific Games International, Inc.	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
A. Lorne Weil Chairman of the Board of Directors and Chief Executive Officer	Mr. A. Lorne Weil, 56, has been Chairman of the Board and Chief Executive Officer of Scientific Games International, Inc. since September 2000. He has been a director of Scientific Games Corporation since September 2000, Chairman of the Board since October 1991, Chief Executive Officer since April 1992 and President since August 1997. Mr. Weil held various senior management positions with Scientific Games Corporation and its subsidiaries from October 1990 to April 1992 and was a director and consultant to Autotote Systems, Incorporated from 1982 until it was acquired by the company in 1989. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992.
Cliff O. Bickell President, Printed Products Division
Cliff O. Bickell, 59, has served as Vice President, Printed Products of Scientific Games Corporation since October 2002 and as President—Printed Products Division of Scientific Games International, Inc. since September, 2000 after the acquisition of Scientific Games Holding Company ("SGHC"). Having joined SGHC in 1995, he previously served as its Vice President, Treasurer and Chief Financial Officer. Prior to joining SGHC, Mr. Bickell was Vice President, Chief Financial Officer and Treasurer of Paragon Trade Brands, a multi-national consumer products manufacturer. In addition, Mr. Bickell has held positions as Senior Vice President, Corporate Administration—Chief Financial Officer of W.A. Krueger Co., a commercial printing company, and Treasurer of Dataproducts Corporation, a multinational electronics manufacturer.
William J. Huntley President, Systems Division
William J. Huntley, 53, joined Scientific Games Corporation in 1973 and has served as President of Scientific Games International, Inc.'s Systems division since September 2000. Mr. Huntley has served as Vice President, Lottery Systems for Scientific Games Corporation since October 2002, and as President of Autotote Lottery Corporation from November 1997 until its merger into Scientific Games International, Inc. He served as Vice President of Autotote Systems, Inc. from June 1989 to November 1997 and as Vice President of Scientific Games Corporation from 1991 to 1994.

William F. Behm Executive Vice President
William F. Behm, 57, joined Scientific Games International, Inc. in 1978 and was promoted to Executive Vice President in 1988 and was elected a Director in 1992. Mr. Behm has overall management responsibility for Scientific Games International, Inc.'s research and business development projects. In addition, he is also responsible for Scientific Games International, Inc.'s product security. Prior to joining Scientific Games, Mr. Behm was an aerospace engineer with McDonnell Douglas Corporation. Mr. Behm was instrumental in the development of Scientific Games International, Inc.'s former on-line lottery system, the invention of instant lottery bar codes, the development of Scientific Games International, Inc.'s environmental instant ticket and the development of Scientific Games International, Inc.'s recent SciScan Technology and Winner's Choice product lines. He is co-named as the inventor of various issued patents and pending applications and is a regular speaker at trade shows and conferences on the subject of technology in the lottery industry.
C. Gray Bethea, Jr. Vice President, Secretary and General Counsel
C. Gray Bethea, Jr., 57, joined Scientific Games International, Inc. in 1985 as Vice President, Secretary and General Counsel. Mr. Bethea has overall management responsibility for Scientific Games International, Inc.'s legal compliance, statutory interpretation, corporate matters, and contract documents. Throughout his corporate and private practice of law, Mr. Bethea has had extensive experience in corporate and contract law. Prior to joining Scientific Games International, Inc., Mr. Bethea was a partner with the law firm of Smith, Gambrell & Russell in Atlanta, Georgia.
R. Steven McCarthy Senior Vice President
R. Steven McCarthy, 47, joined Scientific Games International, Inc. in 1993. Mr. McCarthy's role is to review and monitor all project activities for compliance with the project plan, schedule and contract, with particular emphasis on Lottery-Scientific Games interrelationship issues.
John J. Walsh Vice-President, Operations and Marketing
John J. Walsh, 43, joined Scientific Games International, Inc. in 1986 and was promoted to Vice-President of Lottery Operations in 1998. Mr. Walsh has overall management responsibility for coordinating lottery operations for both the Instant Ticket and Related Services and Systems segments. Prior to joining Scientific Games International, Inc., Mr. Walsh held positions with Control Data Corporation and Ticketron's sports and entertainment division.

Richard M. Weil Vice-President—International Business Development
Richard M. Weil, 48, serves as Vice President of International Business Development for Scientific Games Corporation and Scientific Games International, Inc., overseeing the Gratta e Vinci project (instant ticket joint venture with Lottomatica) as well as all other international business development projects. Previously, he held a similar business development position with Autotote Systems, Inc., where he started as Vice President, Manufacturing in 1994. Under his watch, Autotote became a major supplier to the international pari-mutual market (primarily Europe, Latin America and Korea). In Italy he organized the supply of 20,000 terminals to SISAL SpA and procured a 90% market share at the racetracks and OTBs. Prior to joining Autotote, Mr. Weil was a consultant for strategic planning and corporate development with several firms, during which time he started the New York office of MONITOR Company, a top ten consulting firm.
James C. Kennedy Vice President, North American Sales and Marketing
James C. Kennedy, 46, has been with Scientific Games International, Inc. since 1985. Since then, Mr. Kennedy has been involved with all aspects of the lottery business including lottery game design, marketing, research, systems development and product development. He is responsible for the overall sales and marketing effort for Scientific Games North America, managing the field sales and marketing effort as well as customer satisfaction teams. A frequent speaker throughout the lottery industry, he has been responsible for bringing over 2,000 instant games to market, and has developed over 50 annual marketing plans for a dozen state and international lotteries from the largest in the world (California, Texas), to the smallest (South Dakota and Montana). Prior to joining Scientific Games International, Inc., Mr. Kennedy served as regional director for 10 lotteries nationwide, and has provided significant support for a dozen additional lotteries.
Gerard D. Scheinbach Vice President, Finance
Gerard D. Scheinbach, 55, has been Scientific Games International, Inc.'s Vice-President of Finance since 1998. In this capacity, he is charged with providing overall supervision and administration of all of Scientific Games International, Inc.'s financial issues. Prior to joining Scientific Games International, Inc., Mr. Scheinbach served in various executive roles for the Smith Corona Corporation from 1984 to 1998, where he left his post as Corporate Director for Planning, Budgets & Financial Analysis.

Robert C. Becker Vice President and Treasurer
Robert C. Becker, 43, joined Scientific Games Corporation in 1994, and has been responsible as Treasurer since October 1996 for overseeing the company's relationship to external financial markets, along with its cash management and liquidity. Mr. Becker became Vice President of Scientific Games International, Inc. in April 2001. He is also responsible for Scientific Games International, Inc.'s insurance and risk management programs, as well as the oversight of general customer financing. Prior to joining Scientific Games Corporation, Mr. Becker served as Assistant Treasurer for the Fuller Company from 1990 to 1994.
DeWayne E. Laird Vice President, Chief Financial Officer and Controller, Scientific Games Corporation
DeWayne E. Laird, 54, has been Scientific Games Corporation's Vice President and Chief Financial Officer since November 1998 and Corporate Controller since April 1996. He has been an officer of Scientific Games International, Inc. since September 2000. From January 1992 to March 1996, Mr. Laird was president of Laird Associates, PC, a CPA firm providing financial consulting services to a variety of industries. From April 1984 to December 1991, he held various senior positions with Philadelphia Suburban Corporation, including Chief Financial Officer and Treasurer.
Martin E. Schloss Vice President
Martin E. Schloss, 56, has been Scientific Games Corporation's Vice President and General Counsel since December 1992 and Secretary since May 1995. Mr. Schloss also serves as a Vice President and Secretary of most of its subsidiaries and is a Vice President of Scientific Games International, Inc. From 1976 to 1992, Mr. Schloss served in various positions in the legal department of General Instrument Corporation, with the exception of a hiatus of approximately one and one-half years.

(2)    PURCHASER.    The name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Purchaser are set forth below. Each such person is a citizen of the United States.

The business address of each such person unless otherwise indicated is 750 Lexington Avenue, New York, New York 10022.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
William J. Huntley President, Systems Division of Scientific Games International, Inc.	William J. Huntley, 53, joined Scientific Games Corporation in 1973 and has served as Vice President, Lottery Systems, since October 2002 and as President of Scientific Games International, Inc.'s Systems division since September 2000. Mr. Huntley served as President of Autotote Lottery Corporation from November 1997 until its merger into Scientific Games International, Inc. He served as Vice President of Autotote Systems, Inc. from June 1989 to November 1997 and as Vice President of Operations of Scientific Games Corporation from 1991 to 1994.
Cliff O. Bickell President, Printed Products Division of Scientific Games International, Inc.	Cliff O. Bickell, 59, has served as Vice President, Printed Products of Scientific Games Corporation since October 2002 and as President—Printed Products Division of Scientific Games International, Inc. since September, 2000 after the acquisition of SGHC. Having joined SGHC in 1995, he previously served as Vice President, Treasurer and Chief Financial Officer. Prior to joining SGHC, Mr. Bickell was Vice President, Chief Financial Officer and Treasurer of Paragon Trade Brands, a multi-national consumer products manufacturer. In addition, Mr. Bickell has held positions as Senior Vice President, Corporate Administration—Chief Financial Officer of W.A. Krueger Co., a commercial printing company, and Treasurer of Dataproducts Corporation, a multinational electronics manufacturer.
DeWayne E. Laird Vice President, Chief Financial Officer and Controller, Scientific Games Corporation	DeWayne E. Laird, 54, has been Scientific Games Corporation's Vice President and Chief Financial Officer since November 1998 and our Corporate Controller since April 1996. He has been an officer of Scientific Games International, Inc. since September 2000. From January 1992 to March 1996, Mr. Laird was president of Laird Associates, PC, a CPA firm providing financial consulting services to a variety of industries. From April 1984 to December 1991, he held various senior positions with Philadelphia Suburban Corporation, including Chief Financial Officer and Treasurer.
John J. Walsh Vice-President, Lottery Operations, Scientific Games International, Inc.	John J. Walsh, 43, joined Scientific Games International, Inc. in 1986 and was promoted to Vice-President of Lottery Operations in 1998. Mr. Walsh has overall management responsibility for coordinating lottery operations for both the Instant Ticket and Related Services and Systems segments. Prior to joining Scientific Games International, Inc., Mr. Walsh held positions with Control Data Corporation and Ticketron's sports and entertainment division.

C. Gray Bethea, Jr. Vice President, Secretary and General Counsel, Scientific Games International, Inc.	C. Gray Bethea, Jr.,57, joined Scientific Games International, Inc. as Vice President in 1985. Mr. Bethea has overall management responsibility for Scientific Games International Inc.'s legal compliance, statutory interpretation, corporate matters and contract documents. Throughout his corporate and private practice of law, Mr. Bethea has had extensive experience in corporate and contract law. Prior to joining Scientific Games International, Inc., Mr. Bethea was a partner with the law firm of Smith, Gambrell & Russell in Atlanta, Georgia. Mr. Bethea is a Vice President of Scientific Games Corporation.
Martin E. Schloss Vice President, Secretary and General Counsel, Scientific Games Corporation	Martin E. Schloss, 56, has been Scientific Games Corporation's Vice President since December 1992 and Secretary since May 1995. Mr. Schloss also serves as a Vice President and Secretary of most of Scientific Games Corporation's subsidiaries, as well as Vice President of Scientific Games International, Inc. From 1976 to 1992, Mr. Schloss served in various positions in the legal department of General Instrument Corporation, with the exception of a hiatus of approximately one and one-half years.

SCHEDULE II

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        SECTION 262—APPRAISAL RIGHTS.    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251 (g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to §228 or §253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Share Certificates, and any other required documents should be sent by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

The Depositary for the Offer Is:

LaSalle Bank National Association

Facsimile for Eligible Institutions: (312) 904-2236 Confirm by Telephone: (312) 904-2584	By Mail or Overnight Courier: LaSalle Bank National Association 135 South LaSalle Street Room 1811 Chicago, Illinois 60603	By Hand in New York: The Bank of New York ATTN: Rolando Salazar 15 Broad Street, 16th Floor New York, New York 10286

        Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

The Information Agent for the Offer Is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers call collect: (212) 750-5833
All others call toll free: (888) 750-5834

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TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
DIRECTORS AND EXECUTIVE OFFICERS OF SCIENTIFIC GAMES, PARENT AND THE PURCHASER
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW